UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Sec. 240.14a-12

Swift Transportation Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2200 S. 75th Avenue

Phoenix, Arizona 85043

Wednesday, May 24, 2017

9:00 a.m. Local Time

Swift’s Corporate Offices

2200 S. 75th Avenue

Phoenix, Arizona 85043

We cordially invite you to attend the 2017 Annual Meeting of Stockholders of Swift Transportation Company (“Swift”).  The meeting will take place at Swift’s corporate offices which are located at 2200 S. 75th Avenue, Phoenix, Arizona 85043, on Wednesday, May 24, 2017, at 9:00 a.m. local time. We look forward to your attendance either in person or by proxy.

The purpose of the meeting is to:

1.	Elect the six nominees named in the attached proxy statement as directors of Swift;
2.	Vote (on an advisory basis) to approve the compensation of Swift’s named executive officers;
3.	Vote (on an advisory basis) on the frequency of future votes on the compensation of Swift’s named executive officers;
4.	Ratify the appointment of KPMG LLP as Swift’s independent registered public accounting firm for the fiscal year 2017;
5.	Vote on stockholder proposal to develop recapitalization plan;
6.	Vote on stockholder proposal to adopt proxy access; and
7.	Transact any other business that may properly come before the meeting.

Only stockholders of record at the close of business on March 31, 2017 may vote at the meeting or any postponements or adjournments of the meeting.

April 14, 2017

By Order of the Board of Directors,

Mickey R. Dragash

Executive Vice-President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2017

The Company’s proxy statement for the 2017 annual meeting of stockholders and its Annual Report to stockholders for the fiscal year ended December 31, 2016 are available at www.swifttrans.com.

Proxy Statement Summary

Below are highlights of certain information in this Proxy Statement. As it is only a summary, it may not contain all of the information that is important to you. For more complete information, please refer to the complete Proxy Statement and Swift’s 2017 Annual Report before you vote. References to “Swift,” the “Company”, “we,” “us” or “our” refer to Swift Transportation Company.

2017 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	9:00 a.m., Local Time, May 24, 2017

Place:	Swift’s corporate offices which are located at 2200 S. 75th Avenue, Phoenix, Arizona 85043

Record Date:	March 31, 2017

Voting:

Stockholders as of the record date are entitled to vote.  Each share of our Class A common stock will be entitled to one vote on all matters submitted for a vote at the Annual Meeting. Each share of our Class B common stock will be entitled to two votes on all matters submitted for a vote at the Annual Meeting.

How to Cast Your Vote

Your vote is important! Please cast your vote and play a part in the future of Swift.

Stockholders of record, who hold shares registered in their names, can vote by:

Internet at www.proxyvote.com	calling 1-800-690-6903	mail return the signed proxy card

The deadline for voting online or by telephone is 11:59 p.m. Local Time on May 23, 2017.  If you vote by mail, your proxy card must be received before the annual meeting.

Beneficial owners, who own shares through a bank, brokerage firm or similar organization, can vote by returning the voting instruction form or by following the instructions for voting via telephone or the Internet as provided by the bank, broker or other organization. If you own shares in different accounts, or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all of your shares.

If you are a stockholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote in person at the annual meeting. Even if you plan to attend our annual meeting in person, please cast your vote as soon as possible.

See the “Questions and Answers About the Proxy Materials and Annual Meeting” section for more details.

Voting Matters and Board Recommendations

Voting Matters		Board’s Recommendation	Page Reference (for more detail)
Item 1.	Election of Six Director Nominees to Serve for a One-Year Term Expiring in 2018	✓ FOR EACH NOMINEE	22
Item 2.	Advisory Vote to Approve Executive Compensation	✓ FOR	54
Item 3.	Advisory Vote on the Frequency of the Executive Compensation Advisory Vote	✓ FOR EVERY ONE YEAR	55
Item 4.	Ratification of Appointment of KPMG LLP (“KPMG”) as Swift’s Independent Registered Public Accounting Firm for 2017	✓ FOR	56
Item 5.	Shareholder Proposal to Develop Recapitalization Plan	✓ AGAINST	59
Item 6.	Shareholder Proposal to Adopt Proxy Access	✓ AGAINST	61

Director Nominees

Swift’s Board is comprised of six members. Under our Bylaws, directors are elected for one-year terms. The following table provides summary information about each director nominee standing for election to the Board for a one-year term expiring in 2018.

Name	Age	Professional Background	Independent	Committee Memberships	Other Current Company Boards
Richard H. Dozer (Chairman)	60

Retired Chairman of GenSpring Family Officer; former President of Arizona Diamondbacks Major League Baseball team; Vice President and Chief Operating Officer of the Phoenix Suns National Basketball Association team; audit manager with Arthur Andersen.

			Yes	Audit (Chair); Compensation; Nominating and Corporate Governance	Blue Cross Blue Shield of Arizona; Viad Corporation

Glenn F. Brown	73	Retired Chief Executive Officer of Contract Freighters	Yes	Audit; Compensation; Nominating and Corporate Governance (Chair)	Freeman Health System

José A. Cárdenas	64	Senior Vice President and Chief Legal Officer of Arizona State University; Former Managing Partner at Lewis and Roca law firm	Yes	Audit; Compensation; Nominating and Corporate Governance	Southwest Gas Corporation

Jerry Moyes	73	Retired Chief Executive Officer of Swift	No

William F. Riley, III	70	Chief Executive Officer of Thermo King West; former Executive Vice President and Chief Financial Officer of Swift	No

David N. Vander Ploeg	58

Retired Executive Vice President and Chief Financial Officer of School Specialty, Inc.; former Executive Vice President and Chief Financial Officer of Schneider National, Inc.; senior auditor with Arthur Andersen

			Yes	Audit; Compensation (Chair); Nominating and Corporate Governance	Energy Bank, Inc.

Corporate Governance Highlights

The Company is committed to good corporate governance practices that we believe recognizes stockholder interests and supports the success of our business. Our corporate governance practices, highlighted below, are described in greater detail in the “The Board of Directors and Corporate Governance” section.

✓ Independent Board Chairman
✓ Majority of Board members are independent
✓ Regular executive sessions of independent directors
✓ Independent Audit, Compensation and Nominating and Corporate Governance Committees
✓ Majority voting policy for directors
✓ Risk oversight by full Board and Committees
✓ Stockholder right to call special meetings
✓ Stockholders’ ability to take action by written consent
✓ Director and officer stock ownership guidelines
✓ Clawback policy

PROXY STATEMENT

SWIFT TRANSPORTATION COMPANY

2200 South 75th Avenue

Phoenix, Arizona 85043

ANNUAL MEETING OF STOCKHOLDERS

To be held on May 24, 2017

The Board of Directors (the “Board”) of Swift Transportation Company (the “Company”, “Swift”, “we, or “our”) is furnishing you this proxy statement in connection with the solicitation of proxies on its behalf for the 2017 Annual Meeting of Stockholders (“Annual Meeting”). The meeting will take place at Swift’s corporate offices which are located at 2200 S. 75th Avenue, Phoenix, Arizona 85043, on Wednesday, May 24, 2017, at 9:00 a.m. local time. At the meeting, stockholders will vote on: (i) the election of the six directors named in this proxy statement; (ii) an advisory approval of the compensation of Swift’s named executive officers; (iii) an advisory vote on the frequency of future votes to approve the compensation of Swift’s named executive officers; (iv) the ratification of KPMG as Swift’s independent registered public accounting firm for the fiscal year 2017; (v) a stockholder proposal to develop a recapitalization plan and (vi) a stockholder proposal to adopt proxy access. Stockholders also will consider any other matters that may properly come before the meeting, although we know of no other business to be presented.

By submitting your proxy (either by signing and returning the enclosed proxy card, by voting electronically on the Internet or by telephone), you authorize Virginia Henkels, Swift’s Executive Vice-President and Chief Financial Officer and Mickey R. Dragash, Swift’s Executive Vice-President, General Counsel and Secretary, to represent you and vote your shares at the Annual Meeting in accordance with your instructions. Also, they may vote your shares to adjourn the Annual Meeting and will be authorized to vote your shares at any postponements or adjournments of the Annual Meeting.

Swift’s Annual Report to Stockholders for the fiscal year ended December 31, 2016, which includes the Company’s fiscal 2016 audited consolidated financial statements, accompanies this proxy statement. Although the Annual Report is being distributed with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first sending the proxy statement, form of proxy and accompanying materials to stockholders on or about April 14, 2017.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

WHEN AND WHERE IS THE ANNUAL MEETING?

Date:	Wednesday, May 24, 2017

Time:	9:00 a.m., Local Time

Location:	Swift’s Corporate Offices 2200 S. 75th Avenue Phoenix, Arizona 85043

WHAT MATTERS WILL BE VOTED UPON AT THE ANNUAL MEETING?

At the Annual Meeting, you will be asked to:

•

Vote upon a proposal to elect nominees: Richard H. Dozer, Glenn F. Brown, José A. Cárdenas, Jerry Moyes, William F. Riley, III and David N. Vander Ploeg as directors to hold office for a term of one year, expiring at the close of the Annual Meeting of Stockholders in 2018 or until their successors are duly elected and qualified or until their earlier resignation or removal;

•	Vote (on an advisory basis) to approve the compensation of Swift’s named executive officers;
•	Vote (on an advisory basis) on the frequency of future votes on the compensation of Swift’s named executive officers;
•	Vote upon a proposal to ratify the appointment of KPMG as Swift’s independent, registered public accounting firm for the 2017 calendar year;
•	Vote on a stockholder proposal to develop a recapitalization plan;
•	Vote on a stockholder proposal to adopt proxy access; and
•	Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

WHAT CONSTITUTES A QUORUM?

The presence, either in person or by proxy, of the holders of shares of common stock representing at least a majority of the voting power of our common stock outstanding and entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

WHAT IF A QUORUM IS NOT PRESENT AT THE ANNUAL MEETING?

If a quorum is not present at the meeting, the holders of a majority of voting power of the shares (but in any event not less than one-third of such shares) of the shares entitled to vote at the meeting who are present, in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting until a quorum is present. The time and place of the adjourned Annual Meeting will be announced at the time the adjournment is taken and no other notice will be given.

WHO IS ENTITLED TO VOTE?

Only stockholders of record of Swift’s common stock at the close of business on March 31, 2017, which is the “record date,” are entitled to notice of, and to vote at, the Annual Meeting. Shares that may be voted include shares that are held:

•	directly by the stockholder of record; and
•	beneficially through a broker, bank or other nominee

Each share of our Class A common stock will be entitled to one vote on all matters submitted for a vote at the Annual Meeting. Each share of our Class B common stock will be entitled to two votes on all matters submitted for a vote at the Annual Meeting.

As of the record date, March 31, 2017 there were 83,518,819 shares of our Class A common stock issued and outstanding and entitled to be voted at the Annual Meeting and 49,741,938 shares of our Class B common stock issued and outstanding and entitled to be voted at the Annual Meeting.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A “REGISTERED OWNER” AND A “BENEFICIAL OWNER”?

Most of Swift’s Class A stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially:

•

Registered Owners — If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•

Beneficial Owners — If your shares are held in a brokerage account, bank or by another nominee, you are, with respect to those shares, the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote or to vote in person at the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the stockholder of record) giving you the right to vote the shares.

WHAT IS A BROKER NON-VOTE?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for a customer is precluded from exercising voting discretion on a particular proposal because the: (i) beneficial owner has not instructed the nominee on how to vote; and (ii) nominee lacks discretionary voting power to vote on such issues.

Under the rules of the New York Stock Exchange (“NYSE”), as discussed below, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

WHAT IS THE EFFECT OF NOT CASTING YOUR VOTE?

Under the rules of the NYSE, a record holder does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares. Other than the proposal to ratify the appointment of KPMG, all of the proposals are considered non-routine matters. Therefore, your shares will not be voted without your specific instructions. Thus, if you hold your shares in street name and you do not instruct your record holder how to vote in the election of directors (Proposal 1), the advisory vote to approve the compensation of Swift’s named executive officers (Proposal 2), the advisory vote no the frequency of future votes to approve the compensation of

Swift’s named executive officers (Proposal 3), the vote on the stockholder proposal to develop a recapitalization plan (Proposal 4), or the stockholder proposal to adopt proxy access (Proposal 6), no votes will be cast on your behalf. Your record holder will, however, continue to have the ability to vote your shares in its discretion on the ratification of the appointment of the independent registered public accounting firm (Proposal 3).

WHAT STOCKHOLDER APPROVAL IS NECESSARY FOR APPROVAL OF THE PROPOSALS?

Election of Directors (Proposal 1)

Each director shall be elected by a majority of the votes cast with respect to that director. This means that a director must receive more “for” than “against” votes with respect to that director. However, if the number of nominees is greater than the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any stockholder meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

Advisory Vote to Approve the Compensation of Swift’s Named Executive Officers (Proposal 2)

Approval of this resolution requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal. While this vote is required by law, it is not binding on the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Swift’s Named Executive Officers (Proposal 3)

Generally, approval of any matter presented to stockholders requires a majority of votes cast.  However, because this vote is advisory and nonbinding, if none of the frequency options receives a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders. Broker non-votes and abstentions will have no effect on the outcome of this proposal. Even though this vote is not binding on the Company or the Board, the Board will take into account the outcome of this vote in making a determination on the frequency with which future advisory votes on executive compensation will be included in Swift’s proxy statement.

Ratification of the Appointment of KPMG as Swift’s Independent Registered Public Accounting Firm (Proposal 4)

The ratification of the Audit Committee’s appointment of KPMG as Swift’s independent registered public accounting firm for the fiscal year 2017 requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal. Stockholder ratification is not required for the appointment of Swift’s independent registered public accounting firm. However, we are submitting the proposal to solicit the opinion of our stockholders.

Vote on Shareholder Proposal to Develop a Recapitalization Plan (Proposal 5)

Approval of this proposal requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

Vote on Shareholder Proposal to Adopt Proxy Access (Proposal 6)

Approval of this proposal requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting.  Broker non-votes and abstentions will have no effect on the outcome of this proposal.

MAY I VOTE MY SHARES IN PERSON AT THE ANNUAL MEETING?

If you are the registered owner of shares of Swift’s common stock on the record date, you have the right to vote your shares in person at the Annual Meeting.

If you are the beneficial owner of shares of Swift’s common stock on the record date, you may vote these shares in person at the Annual Meeting if you have requested a legal proxy from your broker, bank or other nominee (the stockholder of record) giving you the right to vote the shares at the Annual Meeting. You will need to complete such legal proxy and present it to Swift at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy card or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.

HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE ANNUAL MEETING?

If you are a registered owner, you may instruct the named proxy holders on how to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided with this proxy statement, or by using the internet voting site or the toll-free telephone number listed on the proxy card. Specific instructions for using the internet and telephone voting systems are on the proxy card. The internet and telephone voting systems will be available until 11:59 p.m. Mountain Standard Time on Monday, May 23, 2017 (the day before the Annual Meeting).

If you are the beneficial owner of shares held in street name, you should instruct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee has enclosed with this proxy statement a voting instruction card for you to use in directing your nominee on how to vote your shares. The instructions from your nominee will indicate whether internet or telephone voting is available and, if so, will provide details regarding how to use those systems.

HOW WILL MY PROXY BE VOTED?

Shares represented by a properly executed proxy (in paper form, by Internet or by telephone) that are received in a timely manner, and not subsequently revoked, will be voted at the Annual Meeting or any adjournment or postponement thereof in the manner directed on the proxy. Virginia Henkels and Mickey R. Dragash are named as proxies on the proxy form and have been designated by the Board as the directors’ proxies to represent you and vote your shares at the Annual Meeting. All shares represented by a properly executed proxy on which no choice is specified will be voted:

(1)	FOR the election of the six nominees for director named in this proxy statement;
(2)	FOR the resolution approving, on an advisory basis, the compensation of Swift’s named executive officers;
(3)	FOR a one year frequency for future votes to approve the compensation of Swift named executive officers
(4)	FOR the ratification of the appointment of KPMG as Swift’s independent registered public accounting firm for the 2017 calendar year;
(5)	AGAINST the stockholder proposal to develop a recapitalization plan;
(6)	AGAINST the stockholder proposal to adopt proxy access; and
(7)	in accordance with the proxy holders’ best judgment as to any other business that properly comes before the Annual Meeting.

MAY I REVOKE MY PROXY AND CHANGE MY VOTE?

Yes. You may revoke your proxy and change your vote at any time prior to the vote at the Annual Meeting.

If you are the registered owner, you may revoke your proxy and change your vote by:

•	submitting a new proxy bearing a later date (which automatically revokes the earlier proxy);
•	giving notice of your changed vote to us in writing mailed to the attention of Mickey R. Dragash, Corporate Secretary, at our executive offices;
•	attending the Annual Meeting and giving oral notice of your intention to vote in person; or
•	re-voting by telephone or internet.

You should be aware that simply attending the Annual Meeting will not in and of itself constitute a revocation of your proxy.

WILL MY VOTE BE KEPT CONFIDENTIAL?

Yes, your vote will be kept confidential and not disclosed to the Company unless:

•	required by law;
•	you expressly request disclosure on your proxy; or
•	there is a proxy contest.

WHO WILL PAY THE COSTS OF SOLICITING PROXIES?

Swift will bear all costs of this proxy solicitation. In addition to soliciting proxies by this mailing, our directors, officers and regular employees may solicit proxies personally or by mail, telephone, facsimile or other electronic means for which solicitation they will not receive any additional monetary compensation. Swift will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

WHAT OTHER BUSINESS WILL BE PRESENTED AT THE ANNUAL MEETING?

As of the date of this proxy statement, the Board knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. If any other matters should arise at the Annual Meeting, the persons named as proxy holders, Virginia Henkels and Mickey R. Dragash will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of the director nominees are not available to serve as a director the named proxy holders will vote your proxy for such other director candidate or candidates as may be nominated by the Board.

WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

Swift intends to report voting results of the Annual Meeting on Form 8-K within four business days after the Annual Meeting.

WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

You may receive more than one set of voting materials. These materials may include multiple copies of this proxy statement and multiple proxies or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name you will receive more than one proxy card. Please vote each proxy and instruction card that you receive.

WHO CAN HELP ANSWER MY QUESTIONS?

If you have questions concerning a proposal, or the Annual Meeting, are requesting additional copies of this proxy statement, or if you need directions to or special assistance at the Annual Meeting, please call the Corporate Secretary at 1-800-800-2200, extension 907-3574 or email the Corporate Secretary at mick_dragash@swifttrans.com. In addition, information regarding the Annual Meeting is available via the Internet at our website, www.swifttrans.com.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

CORPORATE GOVERNANCE DOCUMENTS

In furtherance of its goals of providing effective governance of Swift’s business and affairs for the long-term benefit of stockholders and promoting a culture and reputation of the highest ethics, integrity and reliability the Board has adopted Corporate Governance Guidelines. Specifically, charters for each of its Board committees and a Code of Business Conduct and Ethics for directors, officers and employees of the Company. Each of these documents is free and available for download in the corporate governance section of the Investor Relations page at www.swifttrans.com. You may also obtain a copy by writing to Swift Transportation Company, c/o Corporate Secretary, 2200 S. 75th Ave., Phoenix, Arizona 85043.

RISK MANAGEMENT AND OVERSIGHT

Our full Board oversees our risk management process, as well as a company-wide approach to risk management, carried out by our management. Our full Board: (i) determines the appropriate risk for us as an organization; (ii) assesses the specific risks faced; and (iii) reviews the appropriate steps to be taken by management in order to manage those risks. While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and the incentives created by the compensation awards it administers. Our Audit Committee oversees management of enterprise risks as well as financial risks and is responsible for overseeing potential conflicts of interests. Our Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of our Board. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board. As appropriate, additional review or reporting on risks are conducted as needed or as requested by our Board and its committees.

COMPOSITION OF BOARD AND BOARD LEADERSHIP STRUCTURE

Our Board currently consists of six members: Richard H. Dozer, Glenn F. Brown, José A. Cárdenas, Jerry Moyes, William F. Riley, III and David N. Vander Ploeg. All of these directors, other than Mr. Moyes and Mr. Riley, qualify as independent directors under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Board requires the separation of the offices of the Chairman of our Board and our Chief Executive Officer (“CEO”). Currently, our independent Chairman of the Board is Richard H. Dozer. Our Board will be free to choose the Chairman in any way that it deems best for us at any given point in time, provided that the Chairman may not be our CEO or any other employee of Swift. Mr. Dozer is not an employee of the Company nor does Mr. Dozer have any other affiliations with the Company; thereby qualifying Mr. Dozer as an independent director for service as our Chairman of the Board. If the Chairman of the Board is not an independent director, our Board’s independent directors will designate one of the independent directors on the Board to serve as lead independent director. In addition, if our CEO is a permitted holder or an affiliated person (as defined in our certificate of incorporation), the Chairman of our Board must be an independent director. The duties of the Chairman, or the lead independent director if the Chairman is not independent, include:

•	presiding at all executive sessions of the independent directors;
•	presiding at all meetings of our Board and the stockholders (in the case of the lead independent director, where the Chairman is not present);
•	coordinating the activities of the independent directors;
•	preparing Board meeting agendas in consultation with the CEO and lead independent director or Chairman, as the case may be, and coordinating Board meeting schedules;
•	authorizing the retention of outside advisors and consultants who report directly to the Board;
•	requesting the inclusion of certain materials for Board meetings;
•	consulting with respect to, and where practicable receiving in advance, information sent to the Board;
•	collaborating with the CEO and lead independent director or Chairman, as the case may be, in determining the need for special meetings;
•	in the case of the lead independent director, acting as liaison for stockholders between the independent directors and the Chairman, as appropriate;
•	communicating to the CEO, together with the chairman of the Compensation Committee, the results of the Board’s evaluation of the CEO’s performance;
•

responding directly to stockholder and other stakeholder questions and comments that are directed to the Chairman of the Board, or to the lead independent director or the independent directors as a group, as the case may be; and

•	performing such other duties as our Board may delegate from time to time.

In the absence or disability of the Chairman, the duties of the Chairman (including presiding at all meetings of our Board and the stockholders) shall be performed and the authority of the Chairman may be exercised by an independent director designated for this purpose by our Board. The Chairman of our Board (if he or she is an independent director) or the lead independent director, if any, may only be removed from such position with the affirmative vote of a majority of the independent directors and only for the reasons set forth in our bylaws.  Including a determination that the Chairman or lead independent director, as the case may be, is not exercising his or her duties in the best interests of Swift and our stockholders.

BOARD DIVERSITY

The Company prefers a mix of background and experience among its members. The Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of Board service to the Company. The effectiveness of this approach is evidenced by the directors’ participation in insightful and robust, yet mutually respectful, deliberation that occurs at Board and committee meetings.

BOARD MEETINGS

The Board held ten meetings during the 2016 calendar year.  During 2016, all directors attended at least 75% of the aggregate of the Board and committee meetings on which they sit.

DIRECTOR ATTENDANCE AT ANNUAL MEETING

All six of the Company’s then incumbent directors attended Swift’s 2016 Annual Meeting of Stockholders. Directors are invited and encouraged to attend the Company’s annual meeting of stockholders.

BOARD COMMITTEES

As a result of Jerry Moyes and affiliates controlling a majority of the vote of our voting common stock, Swift qualifies as a “controlled company” within the meaning of the corporate governance listing standards of the NYSE. As such, we have the option to elect not to comply with certain of such listing standards. However, consistent with our goal to implement strong corporate governance standards we do not currently, nor do we intend to, elect to be treated as a “controlled company” under the rules of the NYSE.

Our Board has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each committee is composed entirely of independent directors, each of whom is a “non-employee director” as defined in Rule 16b-3(b)(3) under the Exchange Act, and an “outside director” within the meaning of Section 162(m)(4)(c)(i) of the Internal Revenue Code.

Members serve on these committees until their respective resignations or until otherwise determined by our Board. Our Board may from time to time establish other committees.

Current committee memberships are as follows:

Name		Independent	AC	CC	NGC
Richard H. Dozer	Chairman of the Board	Yes
Glenn F. Brown		Yes
José A. Cárdenas		Yes
Jerry Moyes		No
William F. Riley, III		No
David N. Vander Ploeg		Yes
= Member	= Committee Chairman AC = Audit Committee CC = Compensation Committee NGC = Nominating and Corporate Governance Committee

Audit Committee

The Audit Committee held 10 meetings in 2016. The Audit Committee performs the following functions:

•

reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our management and independent registered public accounting firm;
•	reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;
•

has the sole discretion to appoint annually our independent registered public accounting firm, evaluate such firm’s independence and performance and set clear policies for our hiring of employees or former employees of the independent registered public accounting firm;

•	regularly reviews matters and monitors compliance procedures with Swift’s internal audit department as well as oversees performance of the internal audit department;
•	oversees investigation and resolution of complaints submitted under Swift’s Whistleblower policy;

•	administers our related party transactions policy and evaluates related party transactions presented for approval;
•	regularly meets with management, internal auditors, the independent auditors and the Board in executive session;
•	reviews with management the Audit Committee Report for inclusion in the Proxy Statement filed with the SEC; and
•	annually reviews the Audit Committee Charter for compliance with the duties and responsibilities set forth therein.

The Board has determined that Richard H. Dozer and David N. Vander Ploeg are audit committee financial experts as such term is defined in Item 407(d)(5) of Regulation S-K, promulgated by the Securities and Exchange Commission (“SEC”). The Board has also determined that all members of the Audit Committee satisfy the independence standards of the NYSE listing standards and the SEC requirements and possess the requisite literacy in financial matters to sit as a member of the Audit Committee.

Compensation Committee

The Compensation Committee held seven meetings in 2016. The Compensation Committee performs the following functions:

•	evaluates the performance of, determines, approves and recommends to the Board the base salary, cash incentives and annual equity awards for the President and Chief Executive Officer;
•	annually reviews corporate goals and objectives relevant to the compensation of our other executive officers and evaluates performance in light of those goals and objectives;
•	approves base salary and other compensation of our other executive officers;
•	approves and recommends to the Board annual equity awards for the executive officers;
•

adopts, oversees and periodically reviews the operation of all of Swift’s equity-based employee (including management and director) compensation plans and incentive compensation plans, programs and arrangements. This includes grants of restricted stock, restricted stock units, performance units and stock options along with other perquisites and fringe benefit arrangements;

•	annually reviews the outside directors’ compensation arrangements to ensure their competitiveness and compliance with applicable laws;
•	annually reviews the Company’s cash and equity incentive performance goals and objectives including whether such goals were met;
•	reviews with management the Compensation Discussion and Analysis (“CD&A”) for inclusion in the Proxy Statement filed with the SEC; and
•	annually reviews the Compensation Committee Charter for compliance with the duties and responsibilities set forth therein.

The Board has determined that all members of the Compensation Committee satisfy the independence listing standards of the NYSE and applicable SEC requirements. All members of the Compensation Committee qualify as “nonemployee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, as amended.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held four meetings in 2016. The Nominating and Corporate Governance Committee performs the following functions:

•	identifies, screens, and recommends qualified candidates to the Board for Board membership;
•	develops and reviews corporate governance guidelines adopted by the Board;
•	advises the Board with respect to the Board composition, diversity, procedures and committees;
•	evaluates director nominee recommendations proposed by stockholders;
•	oversees the evaluation of the Board and management;
•	monitors compliance with the Company’s securities trading policy;
•	recommends individuals to the Board for election by the stockholders or appointment by the Board; and
•	annually reviews the Nominating and Corporate Governance Committee Charter for compliance with the duties and responsibilities set forth therein.

The Board has determined that all members of the Nominating and Corporate Governance Committee satisfy the independence listing standards of the NYSE.

CORPORATE GOVERNANCE POLICY

Our Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. A copy of these guidelines has been posted on our website at www.swifttrans.com. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	directors are responsible for attending Board meetings and meetings of committees on which they serve and to review in advance of meetings material distributed for such meetings;
•

the Board’s principal responsibility is to oversee and direct our management in building long-term value for our stockholders and to assure the vitality of Swift for our customers, clients, employees, and the jurisdictions in which we operate;

•

at least two-thirds of the board shall be independent directors, and other than our Chief Executive Officer and up to one additional non-independent director, all of the members of our board of directors shall be independent directors;

•	our Nominating and Corporate Governance Committee is responsible for nominating members for election to our Board and will consider candidates submitted by stockholders;
•	our Board believes that it is important for each director to have a financial stake in Swift to help align the director’s interests with those of our stockholders;
•

although we do not impose a limit to the number of other public company boards on which a director serves, our Board expects that each member be fully committed to devoting adequate time to his or her duties to Swift;

•	the independent directors will meet in executive session on a regular basis, but not less than quarterly;
•	each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must consist solely of independent directors;

•

new directors should participate in an orientation program and all directors are encouraged to attend, at our expense, continuing educational programs to further their understanding of our business and enhance their performance on our Board; and

•	our Board and its committees should sponsor annual self-evaluations to determine whether members of the Board are functioning effectively.

In addition, our Corporate Governance Guidelines include a resignation policy requiring sitting directors to tender resignations if they fail to obtain a majority vote in uncontested elections.

NOMINATION OF DIRECTOR CANDIDATES

The Nominating and Corporate Governance Committee will consider recommendations for director nominations proposed by stockholders. To recommend a prospective director candidate for the Nominating and Corporate Governance Committee’s consideration, stockholders may submit the candidate’s name, qualifications and other relevant biographical information in writing to: Swift Transportation Company, Nominating and Corporate Governance Committee, c/o Corporate Secretary, 2200 S. 75th Ave., Phoenix, Arizona 85043. Swift’s bylaws require stockholders to give advance notice of stockholder proposals, including nominations of director candidates. For more information, please see “Stockholder Proposals” in this Proxy Statement.

The Board is responsible for recommending director candidates for election by the stockholders and for appointing directors to fill vacancies or newly created directorships. The Board has delegated the screening and evaluation process for director candidates to the Nominating and Corporate Governance Committee which identifies, evaluates and recruits qualified director candidates and recommends them to the Board. The Nominating and Corporate Governance Committee considers potential candidates for director, who may come to the attention of the Nominating and Corporate Governance Committee through current directors, management, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee considers and evaluates a director candidate recommended by a stockholder in the same manner as a nominee recommended by a Board member, management, search firm or other sources.

If the Nominating and Corporate Governance Committee determines that an additional or replacement director is necessary or advisable, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a potential director candidate. This would include interviewing the candidate, engaging an outside firm to gather additional information about the candidate and making inquiries of persons with knowledge of the candidate’s qualifications and character. In its evaluation of potential director candidates, including the members of the Board eligible for re-election, the Nominating and Corporate Governance Committee considers the current size, composition and needs of the Board and each of its committees.

MAJORITY-VOTING STANDARD FOR DIRECTOR ELECTIONS

Swift’s bylaws require that we use a majority-voting standard in uncontested director elections and have a resignation requirement for directors who fail to receive the required majority vote. Under the majority-voting standard, a director nominee must receive more votes cast “for” than “against” for his or her election in order to be elected to the Board. In accordance with the majority-voting standard and resignation requirement, each director who is standing for re-election at the annual meeting has tendered an irrevocable resignation from the Board that will take effect if (i) the director does not receive more votes cast “for” than “against” for his or her election at the annual meeting, and (ii) the Board accepts the resignation.

BUSINESS CODE OF ETHICS

The Audit Committee and our Board have adopted a Business Code of Ethics (within the meaning of Item 406(b) of Regulation S-K) that applies to our Board, CEO, President, CFO, Corporate Controller and

such other persons designated by our Board or an appropriate committee thereof. The Board believes that these individuals must set an exemplary standard of conduct for us, particularly in the areas of accounting, internal accounting control, auditing and finance. The Business Code of Ethics sets forth ethical standards to which the designated officers must adhere. The Business Code of Ethics is posted on our website at www.swifttrans.com and is titled “Code of Business Conduct and Ethics”.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Non-management Board members generally meet without management present at least four times per year in executive sessions. The Chairman of the Board presides over meetings of the non-employee directors.

STOCK TRADING POLICY AND RELATED PLEDGING MATTERS

The Company has a Securities Trading Policy (“STP”) that sets forth the terms, conditions, timing, limitations and prohibitions with respect to employee trading in Company stock. All directors, named executive officers (“NEOs”) and specified restricted individuals (“Covered Persons”) are required to obtain approval from the Company compliance officers prior to engaging in any stock transaction. In addition, all employees are prohibited from engaging in any puts, calls or short selling of Company stock. In the case of the CEO and the compliance officers, additional approval is required from the Chairman of the Board. The STP sets forth the trading window periods for Section 16 filers and specified Covered Persons. However, any open trading window notwithstanding, no employee is permitted to trade in Company stock while in possession of material non-public information.

Any request to pledge Swift stock must be submitted to the compliance officers of the Company for approval. In the case of Jerry Moyes and his affiliates, the approval of the Board of Directors is required.

As set forth herein under the heading Security Ownership of Certain Beneficial Owners, the total stock beneficially owned by Jerry Moyes (“Moyes’ Holdings”) totals approximately 58.4 million shares of Company stock.  As of March 31, 2017, approximately 4.1 million, consisting of 2.2 million shares of Class B Common Stock and 1.9 million shares of Class A Common Stock, or 7.1% of such shares in the aggregate, are pledged for margin loans. In addition, as described under the heading Security Ownership of Certain Beneficial Owners, 34.3 million shares of Class B Common Stock and 2.0 million shares of Class A Common Stock are pledged as collateral in favor of Citigroup Global Markets Inc. and its affiliates to secure the obligations of M Capital II and Cactus I under variable prepaid forward contracts.  M Capital II and Cactus  I are entities controlled by Jerry Moyes.  Because these shares are not pledged to secure a loan on margin and are not subject to margin calls based on a decline in the value of the Company’s common stock, they are not subject to the STP pledging on margin limitation discussed above.  Additional information about M Capital II and Cactus I is set forth in our Annual Report on Form 10-K for the year ended December 31, 2016 under the heading “Risk Factors—Conflict of Interest Risk—Mr. Moyes has loans and other obligations against which he and certain of his family members have pledged a portion of their Class B common stock, which may cause a conflict of interests between Mr. Moyes and our other stockholders, and adversely affect the trading price of our Class A common stock” and is incorporated by reference herein.

The STP includes, among other things, limitations on the pledging of Company stock on margin. As disclosed at the time of our IPO, under the STP, directors, senior executive officers (including the CEO), and compliance officers were not permitted to pledge more than 20% of their family stock holdings for margin loans. In July 2013, the Nominating and Governance Committee and the Board approved revisions to the STP to further limit pledging of stock on margin, under which, effective July 1, 2014, the limitation was reduced to 15% of family stock holdings and was scheduled to be reduced to 10% of family stock holdings as of July 1, 2015.

In June 2015, our then-Chief Executive Officer, Jerry Moyes, reported to the independent chairman of the Board that he was in compliance with the limitation on pledging stock on margin and was working to reduce the amount pledged on margin to below the 10% limit scheduled to take effect, but needed until

November 2015 to do so in an orderly fashion. Following Board discussion of these circumstances, the Board amended the STP so that the 15% limit would remain in effect through November 30, 2015 and the 10% limit would take effect on December 1, 2015.

In October 2015, Mr. Moyes informed the Company that due to the drop in the stock price he had pledged additional shares of Company stock on margin in August and September 2015, in contravention of the STP, and that the percentage of family stock holdings pledged on margin was in excess of the 15% limit. He was precluded from selling shares during this time because he was in possession of material non-public information.

The independent members of the Board met and considered these events in light of competing concerns. On the one hand, the policy and limitations on pledging stock on margin were intended to avoid the risks of stock being sold to satisfy a margin call at a time when Company insiders might have material nonpublic information. On the other hand, unwinding margin positions in significant amounts in a short period could generate adverse market perceptions concerning the Company and the stock.  In addition, the Board sought additional information regarding Mr. Moyes' plans to reduce the level of stock pledged on margin.

In response to these developments and the competing concerns identified, the Board directed Mr. Moyes to reduce the level of stock pledged on margin to 15% or less of family holdings no later than November 4, 2015 and determined to waive compliance with the 10% limit (but not the 15% limit) through December 31, 2016 so that the margin positions could be reduced in an orderly fashion. In addition, the Board formally reprimanded Mr. Moyes and imposed sanctions.

The Company's stock price volatility continued in December 2015 and necessitated Mr. Moyes to increase the level of Company stock pledged on margin; thereby exceeding the 15% limit. Taking into account various competing concerns, on December 18, 2015, the Board determined to waive compliance with the 15% limit (but not the 20% limit) through December 31, 2016 to allow Mr. Moyes to reduce the margin position in an orderly manner.

After giving effect to the amendments and waivers discussed above, the current STP provides that directors, senior executive officers (including the CEO), and compliance officers are not permitted to pledge more than 20% of their family stock holdings for margin loans through December 31, 2016, reducing to 15% of family stock holdings through December 31, 2017 and 10% of family stock holdings after January 1, 2018.

Mr. Moyes' consulting contract with Swift, effective December 31, 2016, contains a clause that addresses his hedging and pledging transactions.  With respect to these transactions, so long as Mr. Moyes remains an officer or director of the Company, those transactions are generally required to be conducted in accordance with the Company's STP, effective as of August 31, 2016.  As such, Board approval is required prior to Mr. Moyes conducting any such transactions. Pursuant to the consulting contract, the Company has agreed to take reasonable and prompt action (including Board consideration and submission of customary transfer agent and similar letters and confirmations) to permit the Moyes Affiliates to effect such transactions.

COMMUNICATIONS WITH DIRECTORS BY STOCKHOLDERS

Stockholders and other interested parties may communicate directly with any member or committee of the Board by writing to: Swift Transportation Company Board of Directors, c/o Corporate Secretary, 2200 S. 75th Ave., Phoenix, Arizona 85043. Please specify to whom your letter should be directed. The Corporate Secretary of Swift will review all such correspondence and regularly forward to the Board a summary and copies of all such correspondence that, in his or her opinion, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board. Board members may at any time review a log of all correspondence received by Swift that is addressed to Board members and request copies of any such correspondence.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee, Messrs. Vander Ploeg, Dozer, Brown and Cárdenas is an officer or employee of Swift or was formerly an officer or employee of Swift. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. During fiscal 2016, none of the members of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

OVERVIEW

We have in place a written Related Party Transaction Policy regarding the review and approval of all transactions between Swift and any of our executive officers, directors and their affiliates. The policy may only be amended by an affirmative vote of a majority of our independent directors, including the affirmative vote of the Chairman of our Board if the Chairman is an independent director, or the lead independent director if the Chairman is not an independent director.

Prior to entering into the related person transaction, the related person must provide written notice to the General Counsel and Chief Financial Officer describing the facts and circumstances of the proposed transaction.

If our Legal Department determines that the proposed transaction is permissible, unless such transaction is required to be approved by our Board under our certificate of incorporation or any indenture or other agreement, the proposed transaction will be submitted for consideration to our Audit Committee (exclusive of any member related to the person effecting the transaction) at its next meeting or, if not practicable or desirable, to the chair of the Audit Committee for prompt submission to all members of the Audit Committee for review and determination.

The Audit Committee or chair will consider the relevant facts and circumstances, including but not limited to: the benefits to the Company; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the transaction; and the arms’ length nature of the arrangement. The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company and our stockholders.

In addition, our amended and restated certificate of incorporation provides that for so long as: (1) Jerry Moyes, Vickie Moyes, and their respective estates, executors and conservators; (2) any trust (including the trustee thereof) established for the benefit of Mr. Moyes, Ms. Moyes or any children (including adopted children) thereof; (3) any such children upon transfer from Mr. Moyes or Ms. Moyes, or upon distribution from any such trust or from the estates of Mr. Moyes or Ms. Moyes; and (4) any corporation, limited liability company, partnership, the sole stockholders, members, or partners of which are referred to in (1), (2), or (3) above, or collectively, the “Permitted Holders”, hold in excess of 20% of the voting power of Swift, Swift shall not enter into any contract or transaction with any Permitted Holder or any Moyes-affiliated entities unless such contract or transaction shall have been approved by either (i) at least 75% of the independent directors, including the affirmative vote of the Chairman of our Board if the Chairman is an independent director or the lead independent director if the Chairman is not an independent director; or (ii) the holders of a majority of the outstanding shares of Class A common stock held by persons other than Permitted Holders or any Moyes-affiliated entities. “Independent director” means a director who is not a Permitted Holder or a director, officer or employee of any Moyes-affiliated entity and is “independent,” as that term is defined in the listing rules of the NYSE as such rules may be amended from time to time.

ENTITIES AFFILIATED WITH BOARD MEMBER AND FORMER CEO, JERRY MOYES

Entities affiliated with majority shareholder, Board member and (prior to December 31, 2016) Chief Executive Officer, Jerry Moyes include Central Freight Lines, SME Industries, Swift Aircraft Management, Compensi Services, Common Market Trading, LLC, and Southwest Premier Properties. Transactions with these entities that are controlled by and/or are otherwise affiliated with Jerry Moyes include freight services, facility leases, equipment leases and other services.

Freight Services Provided by Swift — The rates the Company charges for freight services to each of these companies for transportation services are market rates that are comparable to rates charged to third-party customers. These transportation services provide the Company with an additional source of operating revenue at its normal freight rates.

Freight Services Received by Swift — Transportation services received from Central Freight represent less-than-truckload (“LTL”) freight services rendered to haul parts and equipment to Company shop locations.

Other Services Provided by Swift — Other services provided by the Company to the identified related parties include equipment sales and miscellaneous services.

Other Services Received by Swift — Executive air transport, fuel storage, event fees, equipment purchases, miscellaneous repair services and certain third-party payroll and employee benefits administration services from the identified related parties are included in other services received by the Company.

ENTITIES AFFILIATED WITH BOARD MEMBER WILLIAM F. RILEY, III

Thermo King — Mr. Riley owns Thermo King West, Inc. and Thermo King Chesapeake, Inc. (collectively, “Thermo King”). The Company purchases parts and equipment, which are used in the repair and maintenance of tractors and trailers, from Thermo King. The Company also provides freight services, equipment leasing and other services to Thermo King.

RELATED PARTY TRANSACTIONS

The following table represents all of Swift’s commercial transactions with companies controlled by and/or affiliated with Mr. Moyes and Mr. Riley during the year ending December 31, 2016 (in thousands):

	Provided by Swift	Received by Swift
Freight Services:
Thermo King	$1	$—
Central Freight Lines	83	26
SME Industries	830	—
Other Affiliates	—	—
Total	$914	$26
Facility and Equipment Leases:
Thermo King	—	—
Central Freight Lines	1,154	372
Other Affiliates	19	—
Total	$1,173	$372
Other Services:
Thermo King	—	$633
Central Freight Lines	24	—
Swift Aircraft Management	—	501
SME Industries	69	—
Other Affiliates	11	17
Total	$104	$1,151

As of December 31, 2016, receivables and payables pertaining to these related party transactions were (in thousands):

	Swift Receivable	Swift Payable
Central Freight Lines	$118	$1
Thermo King	—	22
SME Industries	72	—
Other Affiliates	3	—
Total	$193	$23

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The Company’s bylaws provide that the number of directors shall not be less than one or more than fifteen, with the exact number to be fixed by the Board. Directors serve a term of one year from their election date to the annual meeting of stockholders.

Directors are elected by a majority of votes cast with respect to each director, provided that the number of nominees does not exceed the number of directors to be elected, in which case the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any stockholder meeting.

The stockholders of the Company elect at the annual meeting successors for directors whose terms have expired. The Board appoints members to fill new membership positions and vacancies in unexpired terms on the Board.

Our Board has nominated Richard H. Dozer, Glenn F. Brown, José A. Cárdenas, Jerry Moyes, William F. Riley, III and David N. Vander Ploeg as directors to hold office for a term of one year, expiring at the close of the 2018 Annual Meeting of Stockholders or until their successors are elected and qualified or until their earlier resignation or removal. Messrs. Dozer, Brown, Cárdenas, Moyes, Riley and Vander Ploeg are incumbent directors standing for re-election. The Board believes that these directors are well-qualified and experienced to direct and manage the Company’s operations and business affairs and will represent the interests of the stockholders as a whole. Biographical information on each of these nominees is set forth below under the caption “Nominees for Director.”

If any director nominee becomes unavailable for election, which is not anticipated, the named proxies will vote for the election of such other person as the Board may nominate, unless the Board resolves to reduce the number of directors to serve on the Board and thereby reduce the number of directors to be elected at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR

EACH OF THE DIRECTOR NOMINEES LISTED HEREIN

NOMINEES FOR DIRECTOR

If elected at the Annual Meeting, all terms expire in 2018.

Richard H. Dozer (60)

Mr. Dozer has served as a director of Swift since April 2008. He is: Chairman of the Board; Chairman of the Audit Committee; a member of the Compensation Committee; and member of the Nominating and Corporate Governance Committee. Mr. Dozer is the retired Chairman of GenSpring Family Office in Phoenix, Arizona where he served from May 2008 until January 2013. Prior to this role, Mr. Dozer served as principal of CDK Partners from 2006 until 2008. Mr. Dozer served as President of the Arizona Diamondbacks Major League Baseball team from its inception in 1995 until 2006 and Vice President and Chief Operating Officer of the Phoenix Suns National Basketball Association team from 1987 until 1995. Early in his career, he was an audit manager with Arthur Andersen and served as its Director of Recruiting for the Phoenix, Arizona office. Mr. Dozer holds a Bachelor of Science degree in business administration and accounting from the University of Arizona and is a former certified public accountant. Mr. Dozer currently serves on the boards of directors of: Blue Cross Blue Shield of Arizona; and Viad Corporation where he is Chairman of the Board. Mr. Dozer is presently or has previously served on many boards, including: Teach for America in Phoenix, Arizona; Greater Phoenix Valley of the Sun Convention and Visitor’s Bureau; Greater Phoenix Leadership; Greater Phoenix Economic Council; ASU Dean’s Council of 100; Arizona State University MBA Advisory Council; Valley of the Sun YMCA, Nortrust of Arizona; and others. Mr. Dozer’s qualifications to serve on our Board include his experience serving as a director of Viad Corporation, a publicly traded company, and his service as the former chair of the audit committee of Blue Cross Blue Shield of Arizona. Mr. Dozer also has financial experience from his audit manager position with Arthur Andersen from 1979 to 1987. In addition, Mr. Dozer has long-standing relationships within the business, political and charitable communities in the State of Arizona.

Glenn F. Brown (73)

Mr. Brown was appointed to our Board on December 16, 2010 in connection with our initial public offering. He is the Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee and Compensation Committee. In 2005, Mr. Brown retired as CEO of Contract Freighters Inc. (“CFI”), a U.S.-Mexico truckload carrier that was sold to Con-Way Inc. in 2007, where Mr. Brown worked since 1976. During his tenure at CFI, Mr. Brown also served as President and Chairman. Prior to working with CFI, Mr. Brown was employed by Tri-State Motor Transit from 1966 through 1976. Mr. Brown serves on the boards of directors of Freeman Health System and the Joplin (Missouri) Humane Society. Mr. Brown’s qualifications to serve on our Board include his extensive experience gained in various roles within the transportation and logistics services industry. Those positions include his service as a past Vice-Chairman of the American Trucking Associations, Inc., and as a board member of the Truckload Carriers Association and the Missouri Trucking Association.

José A. Cárdenas (64)

Mr. Cárdenas was appointed to the Board in July 2014. Mr. Cárdenas has served as the Senior Vice President and General Counsel at Arizona State University (“ASU”) since January 2009. Since 2011, Mr. Cárdenas has served as a member of the Board of Directors of Southwest Gas Corporation where he has served on the following board committees: Audit; Nominating and Governance; Compensation; and Pension Plan Investment. In addition to serving as chief legal officer for ASU, he serves as a University representative on the boards of directors of ASU affiliated and related entities such as the ASU Foundation. From 1982 through 2008, Mr. Cárdenas was a partner in the Phoenix based law firm of Lewis and Roca. He was the firm’s Managing Partner (CEO) from 1999 to 2003 and then the firm’s Chairman from 2003 through 2008.

Mr. Cárdenas is a native of Las Vegas, Nevada. He received his undergraduate degree from the University of Nevada, Las Vegas in 1974 and a law degree from Stanford University Law School in 1977. Mr. Cárdenas has been admitted to practice law in: Arizona; California; the Ninth Circuit Court of Appeals; and the United States Supreme Court. He is a member of various bar associations including the Hispanic National Bar Association. Mr. Cárdenas was a member of the board of directors of Meridian Bank N.A. until its acquisition in 2015. His many community activities include his service as a trustee of the Virginia G. Piper Charitable Trust. He is a past chairman of the boards of: Greater Phoenix Leadership; Valley of the Sun United Way; the Translational Genomics Research Institute; and O’Connor House.

Jerry Moyes (73)

Mr. Moyes was Swift’s CEO from May 2007 until his retirement effective December 31, 2016.  Mr. Moyes currently serves as a consultant to the Company with the title Founder and Chairman Emeritus.  Mr. Moyes has been a director since 1966 when he formed Common Market Distribution Corp., which was later merged with Swift Transportation, which he also founded. In 1986, Mr. Moyes became Chairman of the Board, President, and CEO of Swift Transportation Company, positions he held until 2005. In October 2005, Mr. Moyes stepped down from his executive positions at Swift Transportation, although he continued to serve as a Board member. Mr. Moyes has a history of leadership and involvement with the transportation and logistics industry such as serving as past Chairman and President of the Arizona Trucking Associations, board member and Vice President of the American Trucking Associations and a board member of the Truckload Carriers Association. Also, Mr. Moyes is a highly regarded, frequently sought after, speaker at logistics and transportation forums. Mr. Moyes’ experience, comprehensive knowledge of the transportation and logistics services industry and extensive perspective of our day-to-day operations provides essential insight and guidance to our Board. Mr. Moyes holds complete or significant ownership interest in and serves as Chairman of numerous other entities, including SME Industries, Southwest Premier Properties, Central Freight, and various commercial and residential real estate properties. Mr. Moyes previously held a majority ownership interest in, and served as Chairman of the Board and CEO, Central Refrigerated Transportation, Inc. (“Central Refrigerated”) and its subsidiaries until these entities were acquired by Swift Transportation Company on August 6, 2013. Mr. Moyes also served from September 2000 until April 2002 as Chairman of the Board of Simon Transportation Services, Inc. (“Simon Transportation”), a former publicly traded trucking company providing nationwide, predominantly temperature controlled, transportation services for major shippers. Mr. Moyes graduated from Weber State University in 1966 with a Bachelor of Science degree in business administration. The Weber State College of Education is named after Mr. Moyes.

Mr. Moyes was a member of the board of directors of the Phoenix Coyotes of the National Hockey League (“NHL”), from 2002 until 2009 and was the majority owner of the Phoenix Coyotes from September 2006 until November 2, 2009, when the assets of the team were purchased by the NHL out of a bankruptcy filed on May 5, 2009. The bankruptcy proceedings are winding down pursuant to the Second Amended Plan dated December 1, 2010 (D.E. 1339), approved by the Court pursuant to the Findings of Fact, Conclusions of Law and Order Confirming the Second Amended Plan entered February 24, 2011. On March 5, 2010, the NHL filed a complaint against Mr. Moyes in New York state court alleging breach of contract and aiding and abetting breach of fiduciary duty claims arising out of the bankruptcy filing and an attempt to sell the Coyotes without NHL consent.

William F. Riley, III (70)

Mr. Riley was appointed to the Board in July 2014. Mr. Riley is the current Chief Executive Officer and majority shareholder of Thermo King West, Inc., a distributor of Thermo King Corporation transport refrigeration products. Mr. Riley is also President and majority shareholder of Utility Crane and Equipment, Inc., a distributor of vehicle mounted aerial lift devices. In addition, Mr. Riley serves on the advisory board of Ag Trucking, Inc.  Mr. Riley previously served in various positions at Swift Transportation from 1986 until 2005. He served as Vice President until 1990 when he was promoted to Executive Vice-President and Chief Financial Officer and then serving as Senior Executive Vice-President from 2000 until he retired from Swift Transportation in 2005. Prior to working at Swift Transportation, Mr. Riley was employed by Armour Food Company in various transportation and distribution positions, including manager of Business Planning. Mr. Riley received a Bachelor of Science degree in Business Management from Arizona State University. Mr. Riley also serves on the advisory boards of both Daylight Transport and UMB Bank of Arizona.

David N. Vander Ploeg (58)

Mr. Vander Ploeg has served as a director of Swift since September 2009. He is the Chair of the Compensation Committee and a member of the Audit Committee and Nominating and Governance Committee. Mr. Vander Ploeg is the retired Executive Vice President and CFO of School Specialty, Inc. (“School Specialty”), where he served from April 2008 until December 31, 2013. In January 2013, School Specialty filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code . Prior to that role, Mr. Vander Ploeg spent 24 years at Schneider National, Inc. (“Schneider”), a provider of transportation and logistics services and was Executive Vice President and CFO from 2004 until his departure in 2007. Prior to joining Schneider, Mr. Vander Ploeg was a senior auditor for Arthur Andersen. Mr. Vander Ploeg holds a Bachelor of Science degree in accounting and a Master’s degree in business administration from the University of Wisconsin- Oshkosh. Mr. Vander Ploeg currently serves on the boards of directors of Energy Bank, Inc., and Bellin Psychiatric Hospital. He is a past board member at Dutchland Plastics and a member of the American Institute of Certified Public Accountants and the Wisconsin Institute of Certified Public Accountants. Mr. Vander Ploeg’s qualifications to serve on our Board include his 24-year career at Schneider where he advanced through several positions of increasing responsibility and gained extensive experience in the transportation and logistics services industry. His involvement with a public company board at School Specialty also provides us with valuable insight on public company governance practices.

EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS

In addition to the business, financial and industry experience set forth in the biographical information of each director nominee, each director nominee possesses the following experience, qualifications, attributes and skills which are required of all candidates nominated for election or re-election to the Board:

•	the highest level of personal and professional ethics, integrity and values;
•	an inquiring and independent mind;
•	practical wisdom and mature judgment;
•	broad training and experience at the policy-making level in business, finance and accounting, government, education or technology;

•	expertise that is useful to Swift and complementary to the background and experience of other Board members so that an optimal balance of Board members can be achieved and maintained;
•	willingness to devote the required time to carrying out the duties and responsibilities of Board membership;
•	commitment to serve on the Board for several years to develop knowledge about Swift’s business;
•	willingness to represent the best interests of all stockholders and objectively appraise management performance; and
•	involvement only in activities or interests that do not conflict with the director’s responsibilities.

DIRECTOR COMPENSATION

Swift pays only non-employee directors for their services as directors. Directors who are also officers or employees of the Company are not eligible to receive any of the compensation described below. The current compensation for nonemployee directors is as follows:

•	an annual retainer of $75,000, paid in cash to all non-employee Board members on a quarterly basis;
•	an annual retainer of $75,000, paid in cash, to the Chairman of the Board;
•	an annual retainer of $20,000, paid in cash, to the Audit Committee Chairman;
•	an annual retainer of $15,000, paid in cash, to the Compensation Committee Chairman;
•	an annual retainer of $10,000, paid in cash, to the Nominating and Corporate Governance Committee Chairman;
•	an annual retainer of $10,000, paid in cash, to each member of the Audit Committee;
•	an annual retainer of $7,500, paid in cash, to each member of the Compensation Committee;
•	an annual retainer of $5,000, paid in cash, to each member of the Nominating and Corporate Governance Committee;
•	a fee ranging from $500 to $2,500, depending on the length of the meeting, for special meetings of the Board;
•	reimbursement of expenses to attend Board and committee meetings; and
•	an annual grant of $100,000 in Class A restricted common stock of the Company to all independent non-employee Board members which vests on the first anniversary from the grant date.

The following table provides information for the fiscal year ended December 31, 2016, regarding all plan and non-plan compensation awarded to, earned by, or paid to, each person who served as a director for 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards Cash Value ($)(3)	Total ($)
Richard H. Dozer(2)	172,500	100,000	272,500
Glenn F. Brown(2)	97,750	100,000	197,750
José A. Cárdenas(2)	87,750	100,000	187,750
Jerry Moyes(1)	—	—	—
William F. Riley, III(2)	67,750	100,000	167,750
David N. Vander Ploeg(2)	105,250	100,000	205,250

(1)

Employees of Swift who serve as directors receive no additional compensation, although we may reimburse them for travel and other expenses. See “Executive Compensation — 2016 Summary Compensation Table” below for disclosure of Mr. Moyes’ compensation as CEO for 2016.

(2)

Annual grant of Class A restricted common stock of the Company awarded on May 24, 2016; represents an award of restricted shares of Class A common stock granted under the Company’s 2014 Omnibus Incentive Plan. Subject to certain termination and forfeiture provisions, the restricted shares vest on the first anniversary of the date of grant.

(3)

Dollar value represents the aggregate grant date fair value of stock awards. The methodology and assumptions used to calculate these values are set forth in Note 19 (Stock Plans) to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016.

As of December 31, 2016, the directors hold the following outstanding options and restricted Class A common stock:

	Options(#)	Shares of Restricted Class A Stock(#)
Richard H. Dozer	4,000	17,405
Glenn F. Brown	—	21,687
José A. Cárdenas	—	11,275
William F. Riley, III	—	11,227
David N. Vander Ploeg	4,000	21,687

MANAGEMENT

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our current executive officers.

Name	Age	Position
Richard Stocking	47	President and Chief Executive Officer
Virginia Henkels	48	Executive Vice-President, Chief Financial Officer and Treasurer
Mickey R. Dragash	47	Executive Vice-President, General Counsel and Corporate Secretary
Kenneth C. Runnels	52	Executive Vice-President Fleet Operations
Steven Van Kirk	55	Executive Vice-President Swift, President Intermodal
Tim Guin	52	Executive Vice-President of Sales and Marketing
Chad E. Killebrew	43	Executive Vice-President of Operations

Richard Stocking has served as our President and Chief Executive Officer since September 2016.  Mr. Stocking served as President from July 2010 and as President and Chief Operating Officer of our trucking subsidiary, Swift Transportation Co. of Arizona, LLC, from January 2009 to July 2010. Mr. Stocking served as Executive Vice-President, Sales of Swift from June 2007 until July 2010. Mr. Stocking previously served as Regional Vice-President of Operations of Swift’s Central Region from October 2002 to March 2005 and as Executive Vice-President of the Central Region from March 2005 to June 2007. Prior to these roles, Mr. Stocking held various operations and sales management positions with Swift over the preceding 13 years.

Virginia Henkels has served as our Executive Vice-President, CFO and Treasurer since May 2008. Ms. Henkels joined Swift in 2004 and, prior to her current position, was the Assistant Treasurer and Investor Relations Officer. Prior to joining Swift, Ms. Henkels served in various finance and accounting leadership roles for Honeywell during a 12 year tenure. During her last six years at Honeywell, Ms. Henkels served as: Director of Financial Planning and Reporting for its global industrial controls business segment; Finance Manager of its building controls segment in the United Kingdom; and Manager of External Corporate Reporting. Ms. Henkels completed her Bachelor of Science degree in Finance and Real Estate at the University of Arizona. She also obtained her Master’s degree in Business Administration from Arizona State University and passed the May 1995 Certified Public Accountant examination.

Mickey R. Dragash has served as our Executive Vice-President, General Counsel and Corporate Secretary since June 2015. Prior to joining Swift, Mr. Dragash was Executive Vice-President, General Counsel and Chief Compliance Officer for Gordon Trucking, Inc. (n/k/a Heartland Express, Inc.), from February 1, 2013 to June 2015. Mr. Dragash also served as Associate General Counsel for DHL Supply Chain (f/k/a Exel, Inc.) from 2010 to 2013 and Assistant General Counsel at Walmart Stores, Inc. from 2004 to 2010. Mr. Dragash also worked in private legal practice as an Associate for the Ohio-based law firm Roetzel & Andress, LPA. Before entering the legal profession, Mr. Dragash worked in various business and operational capacities for both Yellow Freight Systems, Inc. and Roadway Express, Inc. (n/k/a YRC Worldwide, Inc.). Mr. Dragash received his Bachelor of Arts degree from Baldwin-Wallace University (Ohio), obtained a Master of Science degree in Transportation Management Systems from the University of Denver and acquired his Juris Doctor degree from Ohio Northern University. Mr. Dragash is admitted to practice law in all state and federal courts of Indiana and Ohio. He is also admitted to the State Bar of Arizona as in-house counsel.

Kenneth C. Runnels has served as our Executive Vice-President, Fleet Operations of Swift Transportation Co. of Arizona, LLC, since June 2011 and served as Executive Vice-President of Eastern Region Operations from November 2007 to June 2011. Mr. Runnels previously served as Vice-President of Fleet Operations, Regional Vice-President and various operations management positions from 1983 to June 2006. From June 2006 until his return to Swift, Mr. Runnels was Vice President of Operations with U.S. Xpress Enterprises, Inc.

Steven Van Kirk has served as Executive Vice-President of Swift and President of our subsidiary, Swift Intermodal, LLC, since September 2012. Prior to joining Swift, Mr. Van Kirk worked for Schneider National, Inc. in the following capacities: Senior Vice-President of Intermodal from September 2007 to August 2012; Group Vice-President for strategic sales from February 2006 to September 2007; Vice-President of sole source transportation management from 2003-2006; and as General Manager from 2001-2002. From 1996 to 2001, Mr. Van Kirk worked for Procter & Gamble in a variety of positions including: customer service manager; site transportation manager; and department reliability manager. Mr. Van Kirk attended the U.S. Military Academy West Point and received a Bachelor of Science degree in Engineering in 1983. Mr. Van Kirk also received an Master of Arts in History from Yale University and an MBA in Finance from the University of Wisconsin Whitewater. Mr. Van Kirk served on active duty as an officer in the armed services from 1983-1995 and the U.S. Army reserve from 1995-2004.

Tim Guin joined Swift in 1988 and has served as Executive Vice-President of Sales and Marketing since May 2016.  Prior to that, he served in several key customer-centric positions within our Company, including Vice-President of National Accounts and Vice-President of Eastern Region Sales. For a brief time away from Swift, Mr. Guin served as Vice President of Business Development in charge of Mergers and Acquisitions for USX Enterprises from September 2006 to March 2010.  Mr. Guin later became President of Arnold Transportation in March 2010 where he served until September 2011.  Mr. Guin earned his Bachelor's Degree in Political Science from Winthrop University.

Chad E. Killebrew has served as Executive Vice-President of Operations since June 2016.  His current responsibilities include: Dry Dedicated Operations, Swift Logistics, Business Intelligence and Transformation, Safety, the Owner Operator Division and Interstate Equipment Leasing. Mr. Killebrew has been with Swift for 17 years.  Recent roles include President of Interstate Equipment Leasing, Vice-President of the Owner Operator Division and Executive Vice-President of Business Transformation.  Additionally, Mr. Killebrew has held positions in administration, customer service, planning, and driver recruiting.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this compensation discussion and analysis (“CD&A”), is to provide information about the compensation earned by our President and Chief Executive Officer, Chief Financial Officer and three other executive officers who were the top five most highly compensated executive officers in calendar year 2016 (“NEOs”) as well as to explain our compensation process and philosophy along with the policies and factors that underlie our decisions with respect to the NEOs’ compensation. Our NEOs for 2016 were:

Name	Position
Richard Stocking	President and Chief Executive Officer
Virginia Henkels	Executive Vice-President, Chief Financial Officer and Treasurer
Mickey R. Dragash	Executive Vice-President, General Counsel and Secretary
Kenneth C. Runnels	Executive Vice-President Fleet Operations
Steven Van Kirk	Executive Vice-President Swift, President Intermodal
Jerry Moyes*	Director and Former Chief Executive Officer

*

In September 2016, the Company announced that Jerry Moyes would retire from Swift effective December 31, 2016. Mr. Moyes continued to serve as Co-Chief Executive Officer through his retirement date, although the duties and authority normally associated with the office of CEO were immediately transitioned to Richard Stocking to allow him to fully assume the position during this transition period.  Following the effective date of Mr. Moyes’ retirement, he began serving as a consultant with the title Founder and Chairman Emeritus.  Mr. Moyes will continue as a member of the Board of Directors.

As we describe in more detail below, the principal objectives of our executive compensation strategy are to attract and retain talented executives, reward strong business results and performance, remain competitive within the transportation industry and align the interest of executives with our stockholders. In addition to rewarding business and individual performance, the compensation program is designed to promote the achievement of both annual performance objectives and long-term objectives in order to create stockholder value. Each year the Compensation Committee reviews the executive compensation program to assess industry competitiveness and alignment with the creation of stockholder value and determines what changes, if any, are appropriate.

Our stockholders indicated a preference for an annual advisory vote, which we previously adopted, on the compensation of NEOs. At our 2016 annual meeting of stockholders, the stockholders approved, on an advisory basis, the compensation of the NEOs (over 99% of votes cast). The Compensation Committee has considered the results of this advisory vote on executive compensation in determining the Company’s compensation policies and decisions for 2017. It has determined that these policies and decisions are appropriate and in the best interests of the Company and its stockholders at this time.

2016 Incentive Compensation Highlights

Despite many operational accomplishments, the Company did not achieve its pre-set financial goals for 2016 nor did if fully achieve its pre-set financial goals for the three year period ending December 31, 2016.  Accordingly, executives experienced the following incentive compensation results:

•	for the 2016 short term annual cash incentive plan, actual performance was below threshold and, accordingly, no incentive cash incentive was earned for 2016; and
•	For long term performance-based equity awards granted in 2014 for the three year period ending December 31, 2016, awards were earned at 42% of target.

The Compensation Committee believes that these incentive pay results are appropriately aligned with the Company’s performance results, and are indicative of the desired link between pay and performance.

Processes and Procedures for Considering and Determining Executive Compensation

Compensation committee.     Our Compensation Committee is responsible for reviewing and approving the compensation of the CEO and the other NEOs. Compensation for our NEOs is established based upon the scope of their responsibilities, experience and individual as well as company performance. In addition, taking into account the compensation level from their recent prior employment, if applicable. The Compensation Committee’s responsibilities are described in the Section “The Board of Directors and Corporate Governance — Board Committees — Compensation Committee”.

Role of compensation consultant.     Since 2011, the Compensation Committee retained the services of Pearl Meyer to provide research and consultation around executive compensation. In 2013, Pearl Meyer provided the Compensation Committee with an extensive report that analyzed the company’s total compensation package for NEOs and compared these results to our industry peer groups.  The comprehensive plan design that was developed and implemented in 2013 has remained substantially in effect through 2016.  The Compensation Committee engaged Pearl Meyer again in late 2016 to conduct a comprehensive review and evaluation of the Company’s executive compensation program.  Pearl Meyer provides no other services to the Company and the Compensation Committee determined that Pearl Meyer has no affiliations or relationships with any directors, officers or other employees of the Company that results in a conflict of interest.

Benchmarking.     In connection with its 2016 report and analysis, Pearl Meyer completed and prepared a competitive market analysis of the compensation of the Company’s executives to evaluate base salary, annual cash incentive awards, equity awards and long term incentives. The assessment involved the selection of a peer group for purposes of pay benchmarking, business performance comparison and industry practices and trends to determine if relative pay and relative performance are directionally aligned. The peer group selected by Pearl Meyer in its 2016 report and analysis is set forth below.  This peer group is substantially the same as the peer group used for determining 2014, 2015 and 2016 executive compensation.

JB Hunt Transport Services	C.H. Robinson Worldwide	ArcBest
Old Dominion Freight Line	Hub Group	Ryder System
Werner Enterprises	Landstar System	Knight Transportation
YRC Worldwide	Heartland Express

Role of management in determining executive compensation.     While the Compensation Committee reviews and analyzes Company performance and the individual performance of the Chief Executive Officer and President to determine the appropriate level of total compensation, our Chief Executive Officer and President provide information to the Compensation Committee on our financial performance along with the performance of the other individual executives for consideration in determining the other NEOs’ total compensation. The performance of each executive is formally reviewed each year by the CEO.  These reviews are shared with the Compensation Committee. Individual performance evaluations are considered a part of the performance metrics set forth above in determining overall value to the Company.

Objectives of our Compensation Programs

The principal objectives of our executive compensation programs is to attract, retain and motivate talented executives, reward strong business results and performance by aligning the executive’s interests with stockholder interests. The objectives are based on the following core principles, which we explain in greater detail below:

•

Business performance accountability.     Individual compensation is tied to our performance in key areas such as: Revenue Growth xFSR; return on net assets (“RONA”); improvement in leverage ratio; and growth in adjusted earnings per share (“Adjusted EPS”);

•

Individual performance accountability.     Compensation is tied to an individual’s overall performance and assigned responsibilities such that we reward individual contributions to our bottom-line performance;

•

Alignment with stockholder interests.     Awards of long term equity incentives in the form of restricted stock units (“RSUs”), performance share units (“PUs”) and stock options encourage our executive officers to focus on long term growth and profitability so that executives’ interests are aligned with those of our stockholders;

•	Retention and Competitiveness. Compensation is designed to attract, retain and reward key leaders critical to our success over the long term by providing competitive total compensation; and
•	Results and Behaviors. Total compensation is designed to promote and reward the attainment of goals and adherence to Company principles and values.

Our total compensation takes into consideration many factors. However, the overriding goal is to motivate and reward executives for performance that promotes the creation of long-term stockholder value.

Elements of our Compensation Program

In general, our compensation program consists of the following elements:

•	base salary;
•	performance-based annual cash incentives;
•	performance-based equity awards; and
•	long-term incentives designed to promote long-term performance and key employee retention.

Primary benefits for executives include: (i) participation in the Company’s 401(k) and Employee Stock Purchase plans; (ii) health, dental and vision plans; and (iii) various other insurance plans, including life and disability. All of these benefits are available to all other employees on a nondiscriminatory basis. The Company provides limited perquisites to executives as further described under the heading “Perquisites to our Named Executive Officers”.

Base salary

The Compensation Committee, with the assistance of our Chief Executive Officer, annually reviews the base salary of each NEO. If appropriate, adjustments are made to base salaries based upon individual performance. Annual salaries are based upon: experience; scope and complexity of the position; responsibilities; peer group comparison; our performance for the fiscal year and subjective evaluation of each executive’s contribution to that Company performance. For 2016, the base salaries of our NEOs were as follows: Mr. Stocking, $562,754; Ms. Henkels, $365,790; Mr. Dragash, $300,000; Mr. Runnels, $273,182; Mr. Van Kirk, $267,718 and Mr. Moyes, $636,540.

Annual cash incentives.

The Compensation Committee believes annual cash incentives promote superior operational performance, disciplined cost management and increased productivity and efficiency that contribute significantly to positive results for our stockholders. Our compensation structure provides for annual performance incentives linked to our earnings as well as other financial objectives for the year. The compensation structure is intended to compensate our NEOs for achievement of key performance measures. These measures are designed to enhance shareholder value. The annual incentive process involves the following steps:

•	setting target incentives for each individual;
•	establishing our overall performance goals;
•	measuring our actual financial performance against the predetermined goals to determine incentive payouts; and
•	making discretionary judgments and changes to the results, if appropriate.

The steps for the 2016 annual STIP cash payment are described below:

A. Setting a target incentive.

The Executive Cash Incentive Percentage (“ECIP”) for each NEO is expressed as a percentage of the executive’s base salary. An individual cash incentive award may be adjusted down based on overall team performance, department performance or individual performance. In 2016, each NEO was entitled to receive the following ECIP:

•	75% for Mr. Stocking;
•	60% for Ms. Henkels;
•	50% for Mr. Dragash;
•	50% for Mr. Runnels;
•	50% for Mr. Van Kirk; and
•	up to 90% for Mr. Moyes

B. Establishing our performance goals.

For the 2016 STIP, the Compensation Committee, with the assistance and input of management, set company-wide performance goals for the 2016 fiscal year that were approved by the Compensation Committee and the Board in February 2016. These goals were set in order to incentivize management to improve profitability: thereby, increasing long-term stockholder value. The Company’s attainment of a specified level of adjusted EPS determined the STIP percentage to be paid to the NEOs.  Adjusted EPS was weighted at 100% of the total performance goal for 2016.

The Company selected Adjusted EPS in order to incentivize improvement in this single metric, which the Compensation Committee determined most aligned with stockholder interests. If the Company attains its Adjusted EPS goal for the year (a 100% “Target Level of Attainment”), then each NEO may receive the Target Level of Attainment of the ECIP stated above as their STIP payout.  If the Company fails to attain the Adjusted EPS goal for the year, then each NEO would receive less than his/her stated ECIP or nothing at all, depending upon the level of attainment achieved for each established goal.  If the Company exceeds the Target Level of Attainment for its annual Adjusted EPS goal, then each NEO can earn up to 300% of his/her ECIP.

Our definition of the non-GAAP measure, Adjusted EPS, starts with (a) income (loss) before income taxes, the most comparable GAAP measure. We add the following items back to (a) to arrive at (b) adjusted income (loss) before income taxes: (i) amortization of the intangibles from the 2007 going-

private transactions; (ii) non-cash impairments; (iii) other special non-cash items; (iv) excludable transaction costs; (v) mark-to-market adjustments on our interest rate swaps, recognized in the income statement; (vi) amortization of previous losses recorded in accumulated other comprehensive income (loss) related to the interest rate swaps we terminated upon our IPO and refinancing transactions in December 2010; and (vi) severance expense, including cash and equity award impact, related to departure of certain executive leadership.  We subtract income taxes at the GAAP effective tax rate as applied to adjusted income before income taxes from (b) to arrive at (c) adjusted earnings. Adjusted EPS is equal to (c) divided by weighted average diluted shares outstanding.

Annual Adjusted EPS determines the percentage level of attainment and subsequently the ECIP paid to each NEO (see table below).  For example, if Adjusted EPS equals the Target Level of Attainment ($1.62), Mr. Stocking would be entitled to receive the Target/100% of his ECIP, which is 75% of his base salary.  If the Company’s Adjusted EPS equals the 300% “Maximum” level of attainment ($1.80, then Mr. Stocking’s ECIP would be based upon a level of attainment payout of 300%. Thus, Mr. Stocking’s ECIP would be 225% of his base salary (75% x 300%) as a cash incentive.

For the 2016 STIP, the Company established and the Compensation Committee and Board approved the following Adjusted EPS goal in February 2016:

	Weighting	Threshold	Target	Stretch	Maximum
Level of Attainment-Percent of ECIP to be paid		30%	100%	200%	300%
Adjusted EPS(1)	100%	$1.50	$1.62	$1.70	$1.80

(1)

Adjusted EPS is a non-GAAP financial measure that we present to our stockholders in our periodic reports on Form 10-Q and Form 10-K. Information and calculation of the actual amounts disclosed in this table is contained in our 2016 Annual Report on Form 10-K.

C. Measuring performance.

As defined, 2016 actual Adjusted EPS was $1.22, which equates to an actual level substantially below threshold and thus no STIP award was earned by our NEOs for 2016.

Executive	Base Salary	Target Cash Incentive Percentage	$ Amount of Cash Incentive at 100% Level of Attainment	2016 Cash Incentive Earned	2016 % of Salary at below threshold STIP Level of Attainment
Richard Stocking	$562,754	75%	$422,066	$—	—%
Virginia Henkels	$365,790	60%	$219,474	$—	—%
Mickey R. Dragash	$300,000	50%	$150,000	$—	—%
Kenneth C. Runnels	$273,182	50%	$136,591	$—	—%
Steven Van Kirk	$267,718	50%	$133,859	$—	—%
Jerry Moyes	$636,540	90%	$572,886	$—	—%

Long-Term Incentive Plan (“LTIP”) for 2016

For the 2016 LTIP, the Company continued with the same principles and metrics as were used in prior years based upon the 2013 Pearl Meyer analysis. A summary of the key equity awards under the LTIP in 2016 include:

•

RSUs — Each RSU represents a contingent right to receive one share of the Company’s Class A common stock. The RSUs vest in equal installments on each of the first three anniversaries of the May 24, 2016 grant date;

•

PUs — Each PU represents a contingent right to receive one share of the Company’s Class A common stock. The PUs vest only if the Company meets specified performance objectives related to RONA and its leverage ratio for a three year fiscal period beginning January 1, 2016 and ending on December 31, 2018; and

•

Stock Options — The stock options have an exercise price equivalent to the closing price on the NYSE of the Company’s Class A common stock on the May 24, 2016 date of grant, $15.51. The Stock Options vest in three equal installments over a three year period beginning with the first anniversary from the grant date.

Vesting of RSUs, PUs and stock options shall automatically accelerate upon a Change of Control (as defined in the award agreements). Other than in connection with a Change in Control, as described above, upon a termination of employment all unvested RSUs, stock options and PUs shall be forfeited by the NEOs.

In May 2016, the Compensation Committee established a total targeted LTIP grant value expressed as a percentage of base salary for each NEO. The Compensation Committee determined for Jerry Moyes, our former CEO, 50% of the LTIP would be granted in stock options and 50% of the LTIP would be granted in PUs.  For the remaining NEOs, the Compensation Committee allocated approximately 1/3 of the LTIP value to each of the three award types which are stock options, RSUs and PUs. The table below indicates the total 2016 LTIP target values and the allocation of awards for each NEO:

Named Executive Officer	Approximate Target LTIP(1)	Stock Options(2)	RSUs(3)	PUs(4)
Richard Stocking	175%	44,888	21,589	20,954
Virginia Henkels	100%	16,673	8,019	7,783
Mickey R. Dragash	75%	10,526	4,932	4,787
Kenneth C. Runnels	75%	9,116	4,384	4,255
Steven Van Kirk	75%	6,062	2,916	2,830
Jerry Moyes	235%	103,306	—	48,223

(1)	Grant value expressed as a percentage of base salary.
(2)

Number of stock options awarded are determined by the percent of the Target LTIP award allocated to stock options and the fair value of each stock option as calculated on the May 24, 2016 grant date using the Black- Scholes-Merton option-pricing model, which uses a number of assumptions to determine the fair value of the options on the grant date.

(3)

Value and number of RSUs awarded are determined by the percent of the Target LTIP to be awarded in the form of RSUs, and the closing price of the Company’s stock on the NYSE on the May 24, 2016 grant date.

(4)

The PUs vest only if the Company meets specified performance objectives related to RONA and its leverage ratio for a three year performance period beginning January 1, 2016 and ending on December 31, 2018.  Value and number of PUs awarded are determined by the percent of the Target LTIP to be awarded in the form of PUs and the closing price of the Company’s stock on the NYSE on the May 24, 2016 grant date.  The Company believes that it is currently meeting the performance objectives that would result in a vesting of the PU grant.

On May 24, 2016, the Compensation Committee and the Board approved the above awards of stock options, RSUs and PUs (collectively “Equity Incentive Awards”) to NEOs pursuant to our 2014 Omnibus Incentive Plan (the “Plan”).

Individual Agreements with our NEOs

We have entered into an Executive Severance Protection Agreement with each of Richard Stocking, Virginia Henkels and Mickey R. Dragash (each, a "Severance Agreement", and collectively, the "Severance Agreements").  The Severance Agreements were entered into in connection with the leadership transition previously announced by the Company in September 2016.

Each Severance Agreement provides the respective executive officer with the following severance benefit in the event of his or her termination of employment by the Company without "cause" (as defined in each Severance Agreement) or by the executive for "good reason" (as defined in each Severance Agreement):

•

A cash payment, payable in equal installments on each payroll date for 18 months (24 months in the case of Mr. Stocking) following the separation date, in an aggregate amount equal to 1.5 times (2.0 times in the case of Mr. Stocking) the sum of the executive’s (x) annual rate of base salary and (y) target bonus opportunity under the STIP;

•

A bonus payable under the STIP to the extent an incentive award would have been payable to the executive under the terms of the STIP but for the executive’s separation of employment, prorated based on the number of days the executive was employed during the performance period compared to the total days in the performance period;

•

Any outstanding unvested stock options held by the executive on the separation date that are scheduled to vest during the 12-month period following the separation date will immediately vest and become exercisable as of the separation date and will remain exercisable through the earlier of the 12-month anniversary of the separation date or the expiration of the term of the stock option;

•

Any outstanding time-based restricted stock units held by the executive on the separation date that are scheduled to vest during the 12-month period following the separation date will immediately vest; and

•

Any outstanding performance-based restricted stock units held by the executive on the separation date will remain outstanding and, to the extent the applicable performance measures are achieved, the executive will receive a prorated award based on the number of days the executive was employed during the performance period compared to the total days in the performance period.

Payment of the severance benefit to each executive is subject to the executive’s execution and delivery of a customary release and waiver of claim.  The Severance Agreements also include customary confidentiality, non-competition and non-solicitation provisions. The term of the Severance Agreements continues through October 24, 2019; provided however, that the Severance Agreements shall automatically be extended for an additional 12-month period unless, not later than ninety (90) days prior to the expiration of the then current term, the Company or executive gives notice not to renew.

2017 Compensation Actions

Base Salaries

As previously discussed, in late 2016 the Compensation Committee engaged Pearl Meyer to conduct a comprehensive review and evaluation of the Company’s executive compensation program.  Pearl Meyer’s study indicated that the Company’s target pay structure was generally positioned below the market 50th percentile and recommended adjustment to all compensation elements to restore competitiveness.  Based on these findings and recommendations, in December 2016 and February 2017, the Compensation Committee approved increases to the base salaries of certain NEOs as follows:

•	Richard Stocking, $650,000, an increase of 15.5%, reflecting his expanded duties assumed in his capacity as Chief Executive Officer;
•	Virginia Henkels, $400,000, an increase of 9.3%; and
•	Mickey R. Dragash, $325,000, an increase of 8.3%.

STIP Arrangements for 2017

For 2017, the Compensation Committee again approved a potential cash payout based on the Company achieving a single incentive goal for 2016, Adjusted EPS (100% weighted). The ECIP was increased for selected NEOs based on the findings and recommendations in the Pearl Meyer 2016 review and evaluation report.  In 2017, each NEO is entitled to receive the following ECIP:

•	100% for Mr. Stocking (an increase from 75% in 2016);
•	75% for Ms. Henkels (an increase from 60% in 2016);
•	60% for Mr. Dragash (an increase from 50% in 2016);
•	50% for Mr. Runnels (consistent with 2016); and
•	50% for Mr. Van Kirk (consistent with 2016).

The ECIP awards will payout at levels ranging from 30% (threshold) to 200% (maximum) of the targeted ECIP.

2017 LTIP Awards

The Compensation Committee is evaluating the recent Pearl Meyer report and finalization of the NEO 2017 LTIP, which typically occurs in May, has not yet occurred.

Perquisites to our Named Executive Officers

We do not offer any material perquisites to our named executive officers.

Deductibility of Compensation under Section 162(m) of the Code

Section 162(m) of the Code limits the Company’s deduction for compensation paid to the executive officers named in the Summary Compensation Table, other than the Chief Financial Officer, to $1 million unless certain requirements are met. The Company considers the impact of Section 162(m) when structuring its compensation arrangements. Although the Compensation Committee prefers to maximize the deductibility of compensation under Section 162(m), it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain executive talent to compete successfully and to motivate such executives to achieve the goals inherent in our business strategy, the Compensation Committee may approve compensation to executive officers which exceeds the limits of deductibility. In this regard, certain portions of compensation paid to the NEOs may not be deductible for federal income tax purposes under Section 162(m) of the Code.

Incentive Compensation Clawback Policy

Effective January 1, 2017, we adopted an Incentive Compensation Clawback Policy that applies to all of the Company’s executive officers (“covered employees”).  In the event of a restatement of financial results of the Company, or one of its segments, as a result of a material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed to by a covered employee’s fraud, willful misconduct or gross negligence, the Compensation Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results.  If the Compensation Committee determines that any amount of incentive compensation that would not otherwise have been paid or awarded if the correct financial results had been used to determine the amount payable, the Committee may, in its discretion and to the extent permitted by applicable law, determine whether to seek recovery of any overpayment.

Stock Ownership and Retention Policy

The Company has adopted a stock ownership and retention policy (the “Ownership Policy”).  The ownership requirement will be equal to the following multiple of the executive officer’s or director’s annual base salary (or, in the case of a director, the amount of the annual cash retainer paid to the director for service on the Board, exclusive of any cash retainer payable for service on a committee of the Board or as a chairperson of the Board or committee of the Board):

•	CEO: 3x times annual base salary
•	Executive Vice-Presidents: 1x times annual base salary
•	Non-Employee Directors: the lesser of (i) 3x times annual cash retainer, or (ii) $300,000

The following may be used in determining share ownership for purposes of the ownership requirement: (a) shares owned directly; (b) shares owned jointly with or separately by the individual’s spouse; (c) shares held in trust for the benefit of the individual, or one or more family members of the individual; (d) time-vested restricted stock unit awards that have not yet vested; (e) director shares or share unit awards; (f) shares or share equivalents held in qualified or nonqualified savings, profit- sharing, or deferred compensation accounts; and (g) shares underlying vested but unexercised stock options (based on the excess of the market price of the stock over the exercise price).

The applicable required level of Company stock ownership is expected to be satisfied by persons listed above within five years of the later of (x) the date the policy was adopted (March 2017) and (y) the date a person first becomes subject to the policy.

Once the level of stock ownership satisfies the applicable guideline, ownership of the guideline amount is expected to be maintained for as long as the individual is subject to the policy.  Future declines in stock price will not affect the person’s compliance with the policy as long as the person holds the number of shares he or she had at the time he or she achieved the required ownership level.  Executive officers and directors may not dispose of more than 50% of shares of the Company they acquire from the Company, except pursuant to the Company’s 2012 Employee Stock Purchase Plan, including, but not limited to, any shares underlying vested restricted stock, net of any taxes, any shares underlying restricted stock units, net of any taxes, or any shares acquired upon the exercise of any stock options, net of any taxes and payment of any exercise price, in each case, received from grants under the Company’s equity incentive plan until the ownership requirements are satisfied.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2016.

This report is submitted by the Compensation Committee.

David N. Vander Ploeg — Chairman

Richard H. Dozer

Glenn F. Brown

José A. Cárdenas

The foregoing Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference to any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report.

2016 SUMMARY COMPENSATION TABLE

The following table provides information about compensation awarded and earned during 2016, 2015 and 2014 by our CEO, CFO, and the three most highly compensated executive officers (other than the CEO and CFO).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation ($)(6)	Total ($)
Richard Stocking	2016	562,754	659,842	324,840	—	7,911	1,555,347
President and Chief	2015	560,232	672,518	331,391	211,033	6,104	1,781,278
Executive Officer	2014	537,883	621,947	305,431	335,194	5,477	1,805,932
Virginia Henkels	2016	365,790	245,089	120,657	—	7,911	739,447
Executive Vice-President and	2015	364,151	249,791	123,084	109,737	6,104	852,867
Chief Financial Officer	2014	349,624	230,996	113,450	176,716	5,477	876,263
Mickey R. Dragash(2)	2016	300,000	150,741	74,219	—	14,306	539,266
Executive Vice-President, General Counsel and Secretary
Kenneth C. Runnels	2016	273,182	133,991	65,970	—	8,151	481,294
Executive Vice-President	2015	271,958	139,899	68,943	68,295	6,344	555,439
Fleet Operations	2014	262,847	129,385	63,543	104,843	5,477	566,095
Steven Van Kirk	2016	267,718	89,120	43,869	—	8,752	409,459
Executive Vice-President	2015	266,518	131,627	64,863	62,000	6,344	531,352
Swift, President Intermodal	2014	267,296	126,822	63,543	105,320	5,859	568,840
Jerry Moyes(1)	2016	626,747	747,939	747,591	—	5,404	2,127,681
Former Chief Executive	2015	535,759	762,315	762,656	—	9,691	2,070,421
Officer	2014	614,538	726,145	724,014	454,972	2,744	2,522,413

(1)

In September 2016, we announced that Jerry Moyes would retire from Swift effective December 31, 2016. Mr. Moyes continued to serve as Co-Chief Executive Officer through his retirement date, although the duties and authority normally associated with the office of CEO were immediately transitioned to Richard Stocking to allow him to fully assume the position during this transition period.  Following the effective date of Mr. Moyes’ retirement, he began serving as a consultant with the title Founder and Chairman Emeritus and will continue as a member of the Board of Directors.

(2)	Mr. Dragash joined Swift in mid-2015 and was not a named executive officer in the prior year.
(3)

Represents the grant date fair value of award of 50% of target LTIP in the form of PUs for Mr. Moyes and the award of approximately 34% of the target LTIP in the form of RSUs and approximately 33% of the target LTIP in the form of PUs for Mr. Stocking, Ms. Henkels, and Messrs. Dragash, Runnels and Van Kirk.

(4)

Dollar value represents the aggregate grant date fair value of option awards. The methodology and assumptions used to calculate these values are set forth in Note 19 (Stock Plans) to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016.

(5)

The amounts for a given year represent the amount of STIP compensation earned in that year, notwithstanding the year in which it was paid. The STIP compensation amounts were calculated based on our actual financial performance for 2014, 2015 and 2016 as compared with established targets. See “Executive Compensation — Compensation Discussion and Analysis — Elements of our Compensation Program — Establishing our performance goals” for further information.

(6)

This column represents all other compensation attributed to the named executive officers for employer 401(k) matches, executive long-term disability insurance, spousal travel benefits, identity theft protection and life insurance benefits, none of which individually exceeded $10,000.  For Mr. Dragash, 2016 amount includes $8,791 of relocation benefits relating to Mr. Dragash’s move to Arizona upon his joining the Company in 2015.  These relocation benefits include temporary housing costs, travel expenses, housing closing costs and $2,391 of tax reimbursements relating to the taxable portion of these benefits.

GRANTS OF PLAN-BASED AWARDS IN 2016

The following table provides estimated information about non-equity and equity plan-based awards that were granted to the NEOs in 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of shares of stock or units (#)(3)	All Other Option Awards: Number of Securities Underlying options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and option Awards ($)(5)
		Thres hold ($)	Target (s)	Max ($)	Thres hold (#)	Target (#)	Max (#)
Richard Stocking		211,033	422,066	1,266,198	—	—	—	—	—	—	—
	5/24/16	—	—	—	10,477	20,954	41,908	—	—	—	324,997
	5/24/16	—	—	—	—	—	—	21,589	—	—	334,845
	5/24/16	—	—	—	—	—	—	—	44,888	15.51	324,840
Virginia Henkels		109,737	219,474	658,422	—	—		—	—	—	—
	5/24/16	—	—	—	3,892	7,783	15,566	—	—	—	120,714
	5/24/16	—	—	—	—	—	—	8,019	—	—	124,375
	5/24/16	—	—	—	—	—	—	—	16,673	15.51	120,657
Mickey R. Dragash		75,000	150,000	450,000	—	—		—	—	—	—
	5/24/16	—	—	—	2,394	4,787	9,574	—	—	—	74,246
	5/24/16	—	—	—	—	—	—	4,932	—	—	76,495
	5/24/16	—	—	—	—	—	—	—	10,526	15.51	74,219
Kenneth C. Runnels		68,295	136,591	409,773	—	—	—	—	—	—	—
	5/24/16	—	—	—	2,128	4,255	8,510	—	—	—	65,995
	5/24/16	—	—	—	—	—	—	4,384	—	—	67,996
	5/24/16	—	—	—	—	—	—	—	9,116	15.51	65,970
Steven Van Kirk		66,930	401,577	267,718	—	—	—	—	—	—	—
	5/24/16	—	—	—	1,415	2,830	5,660	—	—	—	43,893
	5/24/16	—	—	—	—	—	—	2,916	—	—	45,227
	5/24/16	—	—	—	—	—	—	—	6,062	15.51	43,869
Jerry Moyes		286,443	572,886	1,718,658	—	—	—	—	—	—	—
	5/24/16	—	—	—	24,112	48,223	96,446	—	—	—	747,939
	5/24/16	—	—	—	—	—	—	—	103,306	15.51	747,591

(1)

Represents the potential value of 2016 STIP payouts based upon the ECIP for each NEO and the Company achieving certain levels of attainment for 2016 for the Adjusted EPS goal as set forth in the CD&A under the heading “Executive Compensation — Compensation Discussion and Analysis — Elements of our Compensation Program — Establishing our performance goals”. These Levels of Attainment/ goals were approved by the Compensation Committee and the Board in February 2016. The Company did not achieve the threshold level of Adjusted EPS and accordingly no cash incentive compensation was earned or paid for 2016.

(2)

These columns represent PUs that vest only if the Company meets its specified performance objectives related to RONA and its leverage ratio for a three year fiscal period beginning January 1, 2016 and ending on December 31, 2018. Each PU represents a contingent right to receive one share of the Company’s Class A common stock. For further information about these PU awards, see “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentive Plan (“LTIP”) for 2016.”

(3)

This column represents time-based RSUs that vest in equal installments on each of the first three anniversaries of the grant date.  Each RSU represents a contingent right to receive one share of the Company’s Class A common stock.

(4)	This column represents stock options that vest in three equal installments over a three year period beginning with the first anniversary from the award date.

(5)

Value of option awards are determined by each NEO’s Target LTIP, the percent of the Target LTIP to be awarded in the form of stock options and the fair value of each stock option grant as estimated on the date of grant using the Black-Scholes-Merton option-pricing model that uses a number of assumptions to determine the fair value of the options on the grant date. The value and number of RSUs and PUs awarded are determined by each NEO’s Target LTIP, the percent of the Target LTIP that is to be awarded in the form of RSUs and PUs, and the closing price of the Company’s stock on the NYSE on the grant date. The grant date fair value of the PUs is equal to the dollar amount of the “Target” award. On the grant date for these awards, the Company estimated that it was probable that the performance conditions necessary to earn the “Target” award would be satisfied. If the maximum performance level is achieved, the grant date fair value of the 2016 PUs for Mr. Stocking, Ms. Henkels and Messrs. Dragash, Runnels Van Kirk and Moyes would be: $649,994; $241,428; $148,492; $131,990; $87,786; and $1,495,878, respectively.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

The following table provides information on the current equity holdings for each of the NEOs. This table includes unexercised and unvested options and unvested RSUs and PUs as of December 31, 2016.  Each equity grant is shown separately for each NEO.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Rights That Have Not Vested ($)(4)
Richard Stocking	80,000	—	11.00	10/16/2017	40,839	994,846	41,862	1,019,750
	40,000	—	8.61	12/31/2019	—	—	—	—
	32,000	—	8.80	2/25/2020	—	—	—	—
	54,722	—	13.36	2/22/2023	—	—	—	—
	22,566	11,283	23.30	5/6/2024	—	—	—	—
	14,702	29,405	24.84	5/20/2025	—	—	—	—
	—	44,888	15.51	5/24/2026	—	—	—	—
Virginia Henkels	78,000	—	11.00	8/27/2018	15,168	369,502	15,549	378,764
	24,000	—	8.80	2/25/2020	—	—	—	—
	20,325	—	13.36	2/22/2023	—	—	—	—
	8,382	4,191	23.30	5/6/2024	—	—	—	—
	5,460	10,922	24.84	5/20/2025	—	—	—	—
	—	16,673	15.51	5/24/2026	—	—	—	—
Mickey R. Dragash	—	10,256	15.51	5/24/2026	10,970	267,229	4,787	116,611
Kenneth C. Runnels	4,694	2,348	23.30	5/6/2024	8,390	204,372	8,604	209,602
	3,058	6,118	24.84	5/20/2025	—	—	—	—
	—	9,116	15.51	5/24/2026	—	—	—	—
Steven Van Kirk	4,600	2,301	23.30	5/6/2024	6,767	164,838	6,984	170,136
	2,877	5,756	24.84	5/20/2025	—	—	—	—
	—	6,062	15.51	5/24/2026	—	—	—	—
Jerry Moyes (5)	132,270	—	13.36	3/31/2017	13,214	321,892	96,863	2,359,584
	103,306	—	15.51	3/31/2017
	53,492	26,746	23.30	12/31/2019	—	—	—	—
	33,835	67,672	24.84	12/31/2019	—	—	—	—

(1)	Unvested and unexercisable stock options. Effective vesting dates are noted below.

Name	Option Shares Vesting	Grant Date	Vesting Date	Exercise Price
Richard Stocking	11,283	5/6/2014	5/6/2017	23.30
	14,702	5/20/2015	5/20/2017	24.84
	14,703	5/20/2015	5/20/2018	24.84
	14,962	5/24/2016	5/24/2017	15.51
	14,963	5/24/2016	5/24/2018	15.51
	14,963	5/24/2016	5/24/2019	15.51
Virginia Henkels	4,191	5/6/2014	5/6/2017	23.30
	5,461	5/20/2015	5/20/2017	24.84
	5,461	5/20/2015	5/20/2018	24.84
	5,557	5/24/2016	5/24/2017	15.51
	5,558	5/24/2016	5/24/2018	15.51
	5,558	5/24/2016	5/24/2019	15.51
Mickey R. Dragash	3,418	5/24/2016	5/24/2017	15.51
	3,419	5/24/2016	5/24/2018	15.51
	3,419	5/24/2016	5/24/2019	15.51
Kenneth C. Runnels	2,348	5/6/2014	5/6/2017	23.30
	3,059	5/20/2015	5/20/2017	24.84
	3,059	5/20/2015	5/20/2018	24.84
	3,038	5/24/2016	5/24/2017	15.51
	3,039	5/24/2016	5/24/2018	15.51
	3,039	5/24/2016	5/24/2019	15.51
Steven Van Kirk	2,301	5/6/2014	5/6/2017	23.30
	2,878	5/20/2015	5/20/2017	24.84
	2,878	5/20/2015	5/20/2018	24.84
	2,020	5/24/2016	5/24/2017	15.51
	2,021	5/24/2016	5/24/2018	15.51
	2,021	5/24/2016	5/24/2019	15.51
Jerry Moyes	26,746	5/6/2014	5/6/2017	23.30
	33,836	5/20/2015	5/20/2017	24.84
	33,836	5/20/2015	5/20/2018	24.84

(2)

Column includes time-vested RSUs. Each RSU represents a contingent right to receive one share of the Company’s Class A common stock. The RSUs vest in equal installments on each of the first three anniversaries of the date of grant. Effective vesting dates are noted below.  This column also includes PUs granted on May 6, 2014 for the three year performance period ending December 31, 2016 that were earned as of December 31, 2016 and vested on February 28, 2017.

Name:	RSU/Earned PU Shares Vesting	Grant Date	Vesting Date
Richard Stocking	5,574	5/6/2014	2/28/2017
	4,516	5/6/2014	5/6/2017
	4,580	5/20/2015	5/20/2017
	4,580	5/20/2015	5/20/2018
	7,196	5/24/2016	5/24/2017
	7,196	5/24/2016	5/24/2018
	7,197	5/24/2016	5/24/2019
Virginia Henkels	2,070	5/6/2014	2/28/2017
	1,677	5/6/2014	5/6/2017
	1,701	5/20/2015	5/20/2017
	1,701	5/20/2015	5/20/2018
	2,673	5/24/2016	5/24/2017
	2,673	5/24/2016	5/24/2018
	2,673	5/24/2016	5/24/2019
Mickey R. Dragash	3,019	11/9/2015	11/9/2017
	3,019	11/9/2015	11/9/2018
	1,644	5/24/2016	5/24/2017
	1,644	5/24/2016	5/24/2018
	1,644	5/24/2016	5/24/2019
Kenneth C. Runnels	1,160	5/6/2014	2/28/2017
	940	5/6/2014	5/6/2017
	953	5/20/2015	5/20/2017
	953	5/20/2015	5/20/2018
	1,461	5/24/2016	5/24/2017
	1,461	5/24/2016	5/24/2018
	1,462	5/24/2016	5/24/2019
Steven Van Kirk	1,137	5/6/2014	2/28/2017
	921	5/6/2014	5/6/2017
	896	5/20/2015	5/20/2017
	897	5/20/2015	5/20/2018
	972	5/24/2016	5/24/2017
	972	5/24/2016	5/24/2018
	972	5/24/2016	5/24/2019
Jerry Moyes	13,214	5/06/2014	2/28/2017

(3)

PUs are performance and time-vested. The PUs vest only if the Company meets specified performance objectives relate to RONA and its leverage ratio for the respective three year fiscal performance period as noted below.

	PU Shares Vesting	Three Year Performance Period Ending
Richard Stocking	13,335	12/31/2017
	20,954	12/31/2018
Ginnie Henkels	4,953	12/31/2017
	7,783	12/31/2018
Mickey R. Dragash	4,787	12/31/2018
Kenneth C. Runnels	2,774	12/31/2017
	4,255	12/31/2018
Steven Van Kirk	2,610	12/31/2017
	2,830	12/31/2018
Jerry Moyes	30,689	12/31/2017
	48,223	12/31/2018

(4)	Values are based on the closing market price of $24.36 on December 30, 2016.
(5)

In conjunction with the Company's September 8, 2016 announcement that Jerry Moyes would retire from his position as Chief Executive Officer effective December 31, 2016, the Company entered into an agreement with Mr. Moyes to memorialize the terms of his retirement.  The Company modified the vesting terms and forfeiture conditions of Mr. Moyes' previously granted equity awards, which included accelerating the vesting date of 103,306 stock options granted in 2016 to immediately vest on September 8, 2016.

OPTION EXERCISES AND STOCK VESTED IN 2016

The following NEOs exercised options and had the following RSUs vest:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Acquired on Vesting ($)
Richard Stocking	-	-	38,202	661,202
Virginia Henkels	-	-	14,190	245,601
Mickey R. Dragash	-	-	3,019	71,701
Kenneth C. Runnels	155,726	2,108,155	8,129	140,784
Steven Van Kirk	11,492	130,926	7,931	137,425
Jerry Moyes	-	-	52,769	944,037

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE(1)
Jerry Moyes	—	—	—	—	—
Richard Stocking	—	—	—	—	—
Virginia Henkels	265,198	—	41,287	—	470,834
Mickey R. Dragash	38,654	—	3,840	—	53,987
Kenneth C. Runnels	—	—	—	—	—
Steven Van Kirk	33,291	—	7,123	—	83,455

(1)

These amounts reflect compensation the NEOs earned in our 2016 fiscal year that they have voluntarily deferred. For each identified NEO, all amounts reported as contributions in the last fiscal year are included as compensation earned in the Summary Compensation Table for 2016 in the Salary column.  In addition, all of the amounts, exclusive of cumulative earnings/losses, reported in the aggregate balance at fiscal year were reported as compensation to the NEO in our Summary Compensation Table in 2015 and prior years.

(2)	The Company does not provide matching contributions.
(3)	These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table.

The Company maintains the Deferred Compensation Plan (“DCP”), which is a non-qualified deferred compensation plan, for executive officers and certain other employees allowing them the opportunity to defer future salary and/or bonus payments. Participants may elect to defer up to 75% of their future compensation, consisting of base salary and/or bonus. Amounts deferred under the DCP are credited with investment earnings and losses. The amounts are invested in one or more investment options as selected by the participants. The investment options offered currently include money market funds, bond funds, blended funds and stock funds. Participants are fully vested in all amounts deferred under the DCP at all times. Payment options include: (i) a lump sum; or (ii), annual installment payments over a specified period of time not to exceed ten years.  The DCP is intended to comply with Section 409A of the Internal Revenue Code which means, among other things, that payment to certain employees in connection with a separation from service may not be made until six months after separation.

Directors are not eligible to participate in the DCP. The participants’ accounts in the DCP are unfunded obligations of the Company and any life insurance policies, annuity contracts or other property held by the Company to assist it in satisfying its obligations to participants in the DCP will remain part of the general assets of the Company. For all purposes, participants in the DCP shall be treated as general unsecured creditors of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

As described under the heading “Executive Compensation — Compensation Discussion and Analysis — Elements of our Compensation Program — Long Term Incentive Plan (“LTIP”) for 2016, pursuant to the individual award agreements, stock options and RSUs granted to the NEOs all vest upon a change-in-control of Swift.  Any PUs that were granted under the Company’s 2014 Omnibus Plan will be deemed to be fully earned at the target level of performance upon a change-in-control and shall immediately vest. Assuming a change-in-control occurred on December 31, 2016, and based on a closing price of $24.36 per share of our common stock on the NYSE on December 30, 2016, the value of unvested stock options, RSUs and the PUs that were issued for our NEOs would be as follows:

	Option Awards		RSU Awards		PU Awards
Name	Unvested Options (#)	Intrinsic Value of Unvested Options ($)	(#)	($)	(#)	($)	Total Value Upon Change in Control ($)
Richard Stocking	85,576	409,219	35,265	859,055	47,436	1,155,541	2,423,815
Virginia Henkels	31,786	151,999	13,098	319,067	17,619	429,199	900,265
Mickey R. Dragash	10,256	90,766	10,970	267,229	4,787	116,611	474,606
Kenneth C. Runnels	17,582	83,165	7,230	176,123	9,764	237,851	497,139
Steven Van Kirk	14,119	56,088	5,630	137,147	8,121	197,828	391,062

As described under the heading “Executive Compensation—Compensation Discussion and Analysis—Individual Agreements with our NEOs”, we have entered into a Severance Agreement with each of Richard Stocking, Virginia Henkels and Mickey R. Dragash.  Each Severance Agreement provides for certain cash payments and the acceleration and vesting of certain outstanding stock options, RSUs and PUs.  Assuming a termination by the Company without “cause”, or by the executive for “good reason, occurred on December 31, 2016, under the Severance Agreements in place on December 31, 2016, and based on a closing price of $24.36 per share of our common stock on the NYSE on December 30, 2016, the total value of the severance benefits for our Mr. Stocking, Ms. Henkels and Mr. Dragash would be as follows:

Name	Cash Payments ($)	Total Value of Options, RSU Awards and PU Awards ($) (1)	Total Value Received on Termination by the Company without “cause” or by the NEO for “good reason” ($)
Richard Stocking	2,144,132	414,217	2,558,349
Virginia Henkels	877,896	153,851	1,031,747
Mickey R. Dragash	675,000	38,870	713,870

(1)

For PUs: PU awards granted on May 6, 2014 are assumed to be paid out at 42.4%, which is the actual amount of the award earned and paid out in February 2017; PU awards granted on May 20, 2015 are assumed to be paid out at 50%, based on the results of the first two years of the performance period; and PU awards granted on May 24, 2016 are assumed to be paid out at target (100%) as it is too early in the performance period to determined expected payout.

As previously disclosed, in September 2016, we announced that Jerry Moyes would retire from Swift effective December 31, 2016.  Following the effective date of Mr. Moyes’ retirement, he began serving as a consultant with the title Founder and Chairman Emeritus and will continue as a member of the Board of Directors.  The following sets forth the payments, benefits received and yet to be received by Mr. Moyes in connection with his retirement:

•	Commencing January 1, 2017 through December 31, 2019, Mr. Moyes will serve as a non-employee consultant for which he will receive compensation of $200,000 per month through December 31, 2019;
•	Mr. Moyes retained and continues to vest in approximately 94,400 outstanding stock options;
•	Additional outstanding stock options held by Mr. Moyes on September 8, 2016 were immediately vested; and
•	Mr. Moyes’ outstanding PUs continued to vest, as if his employment continued.

The agreement regarding Mr. Moyes’ consulting arrangement is subject to customary release, confidentiality, non-competition and non-solicitation provisions.  The total value of the above benefits and payments is as follows:

Cash Payments ($)	Total Value of Accelerated Options ($)(1)	Total Value of PUs($)(2)	Total Value Received ($)
4,800,000	914,258	962,658	6,676,916

(1)	Intrinsic value of the 103,306 outstanding stock options that were accelerated.
(2)	See note (1) to prior table. Based on the December 31, 2016 closing stock price of $24.36 per common share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our Class A common stock and Class B common stock as of March 31, 2017, for:

•	all of our named executive officers and directors as a group;
•	each of our named executive officers;
•	each of our directors; and
•	each beneficial owner of more than 5% of any class of our outstanding shares.

The percentage of beneficial ownership of our common stock is based on 49,741,938 shares of Class B common stock issued and outstanding and 83,518,819 shares of Class A Common Stock issued and outstanding for a total of 133,260,757 shares of common stock issued and outstanding as of March 31, 2017.

		Shares Beneficially Owned
Name and Address of Beneficial Owner(1)(2)	Class of Common Stock	# of Shares	Percent of Class A Common Stock(3)		Percent of Total Common Stock(4)		Percent of Total Voting Power(5)
Named Executive Officers and Directors:
Jerry Moyes(6)(7)	B	47,541,938	—		35.6%		51.9%
Jerry Moyes(8)	A	10,834,403	12.9%		8.1%		5.9%
Richard Stocking(9)	A	332,427		*		*		*
Virginia Henkels(10)	A	180,283		*		*		*
Mickey R. Dragash(11)	A	7,022		*		*		*
Steven Van Kirk(12)	A	24,265		*		*		*
Kenneth C. Runnels(13)	A	30,382		*		*		*
Richard H. Dozer(14)	A	21,405		*		*		*
David N. Vander Ploeg(15)	A	25,687		*		*		*
Glenn F. Brown(16)	A	46,687		*		*		*
William F. Riley, III(17)	A	19,227		*		*		*
José A. Cárdenas (18)	A	11,275		*		*		*
All executive officers and directors as a group (13 persons)	A&B	59,083,368	N/A		44.1%		58.1%
Other 5% Stockholders Moyes Affiliated Holdings
M Capital Group Investors, LLC(19)	B	10,595,659	—		8.0%		11.6%
M Capital Group Investors II, LLC(20)	B	26,213,049	—		19.7%		28.6%
Cactus Holding Company, LLC(21)	B	8,354,978	—		6.3%		9.1%
Cactus Holding Company II, LLC(22)	B	2,378,252	—		1.8%		2.6%
Cactus Holding Company, LLC(21)	A	1,951,006	2.3%		1.5%		1.1%
Cactus Holding Company II, LLC(22)	A	8,650,471	10.4%		6.5%		4.7%
Other Unaffiliated Third Party Holdings
Wellington Management Group LLP(23) 280 Congress St. Boston, MA 02210	A	8,726,667	10.4%		6.5%		4.8%
Black Rock, Inc.(24) 40 East 52nd Street New York, NY 10022	A	4,791,093	5.7%		3.6%		2.6%
The Vanguard Group(25) 100 Vanguard Blvd. Malvern, PA 19355	A	7,032,058	8.4%		5.3%		3.8%
FMR LLC 245 Summer Street Boston, MA 02210(26)	A	9,487,038	11.4%		7.1%		5.2%

*	Represents less than 1% of the outstanding shares of our common stock or less than 1% of the voting power.
(1)	Except as otherwise indicated, addresses are c/o Swift, 2200 South 75th Avenue, Phoenix, Arizona 85043.

(2)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2017 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

(3)	Represents the percentage of only Class A shares of common stock outstanding.
(4)	Represents the percentage of total shares of outstanding Class A common stock and Class B common stock.
(5)

Percent of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to two votes per share of Class B common stock on all matters submitted to our stockholders for a vote.

(6)

Consists of Class B shares owned as follows: (i) 10,595,659 Class B shares owned by M Capital Group Investors, LLC (a Delaware limited liability company) (“M Capital”) over which Mr. and Mrs. Moyes have sole voting and dispositive power; (i) 26,213,049 Class B shares owned by M Capital Group Investors, II, LLC (a Delaware limited liability company) (“M Capital II”) over which Mr. and Mrs. Moyes have sole voting and dispositive power; (iii) 8,354,978 Class B shares owned by Cactus Holding Company, LLC (an Alaska limited liability company) (“Cactus I”) over which Mr. and Mrs. Moyes have sole voting and dispositive power; and (iv) 2,378,252 Class B shares owned by Cactus Holding Company, II, LLC (an Alaska limited liability company) (“Cactus II”) over which Mr. and Mrs. Moyes have sole voting and dispositive power. 2,243,252 of the Cactus II Class B shares and 1,886,860 of the Cactus II Class A shares have been pledged to secure loans to Cactus II.  Notwithstanding the pledge of any shares, Mr. Moyes retains voting power of all shares.

(7)

Concurrently with our initial public offering in December 2010: Mr. Moyes; Jerry and Vickie Moyes, jointly; the Jerry and Vickie Moyes Family Trust; and various Moyes children’s trusts completed a private placement by a newly formed, unaffiliated trust (the “Trust”) of $262.3 million of its mandatory common exchange securities (the “2010 METs”). Subject to certain exceptions, the Trust’s securities were exchangeable into shares of our Class A common stock or alternatively to be settled in cash equal to the value of those shares of Class A common stock approximately three years following December 15, 2010, the closing date of the 2010 METs. In connection with the 2010 METs, 23,846,364 Class B shares held by: Jerry Moyes; Jerry and Vickie Moyes, jointly; the Jerry and Vickie Moyes Family Trust; and various Moyes children’s trusts were pledged to the Trust. As a consequence of the 2010 METs expiring in December 2013, on October 29, 2013, an affiliate of Mr. Moyes (M Capital II) entered into a variable prepaid forward contract (the “VPF Contract”) with Citibank, N.A. (“Citibank”) that was intended to facilitate settlement of and replace the 2010 METS. This transaction (the “VPF Transaction”) effectively replaced the 2010 METS with the VPF Contract and allowed the parties to the 2010 METS transaction to satisfy their obligations under the 2010 METS (as contemplated by their terms) without reducing the number of shares owned by these parties. The VPF Transaction also allows Mr. Moyes and certain of his affiliates, through their ownership of M Capital II, to participate in future price appreciation of the Company’s Common Stock within defined levels, and retain the voting power of the shares collateralized to secure the VPF Contract as described below.  In connection with the VPF Transaction, 25,994,016 shares of Class B Common Stock are collateralized in favor of Citibank to secure M Capital II’s obligations under the VPF Contract. Also on October 30, 2015, Cactus I entered into a new VPF Contract involving 3,300,000 shares of Class B Common Stock.  In May 2016, these Cactus I VPF Contracts were expanded to cover a total of 8,354,978 Class B shares and 1,951,006 Class A shares.

(8)

Consists of: (a) 1,951,006 Class A shares of common stock owned by Cactus I over which Mr. and Mrs. Moyes have sole voting and dispositive power and all of which have been pledged to secure obligations of Cactus I; (b) 147,909 shares of Class A common stock underlying stock options that are vested or exercisable within 60 days of March 31, 2017; (c) 8,650,471 shares of Class A common stock beneficially owned by Cactus II, which includes 6,761,400 shares that Cactus II has the right to acquire within 60 days of March 31, 2017 pursuant to a sale and repurchase agreement and 1,886,860 shares that have been pledged to secure a loan; and (d) 85,017 shares of Class A common stock owned by Jerry Moyes over which Mr. Moyes and his wife have sole voting and dispositive power.

(9)

For Mr. Stocking, includes: 25,624 shares of Class A common stock; 243,990 shares of Class A common stock underlying stock options that are currently exercisable; 40,947 shares of Class A common stock underlying stock options that are exercisable within 60 days of March 31, 2017; and 21,866 RSUs and PUs that are vested or will vest within 60 days of March 31, 2017.

(10)

For Ms. Henkels, includes: 20,786 shares of Class A common stock; 136,167 shares of Class A common stock underlying stock options that are currently exercisable; 15,209 shares of Class A common stock underlying stock options that are exercisable within 60 days of March 31, 2017; and 8,121 RSUs and PUs that are vested or will vest within 60 days of March 31, 2017.

(11)

For Mr. Dragash, includes: 1,960 shares of Class A common stock; 3,418 shares of Class A common stock underlying stock options that are exercisable within 60 days of March 31, 2017; and 1,644 RSUs and PUs that are vested or will vest within 60 days of March 31, 2017.

(12)

For Mr. Van Kirk, includes: 5,663 shares of Class A common stock; 7,477 shares of Class A common stock underlying stock options that are currently exercisable; 7,199 shares of Class A common stock underlying stock options that are exercisable within 60 days of March 31, 2017; and 3,926 RSUs and PUs that are vested or will vest within 60 days of March 31, 2017.

(13)

For Mr. Runnels, includes: 9,671 shares of Class A common stock; 7,752 shares of Class A common stock underlying stock options that are currently exercisable; 8,445 shares of Class A common stock underlying stock options that are exercisable within 60 days of March 31, 2017; and 4,514 RSUs and PUs that are vested or will vest within 60 days of March 31, 2017.

(14)

For Mr. Dozer, includes: 4,000 shares of Class A common stock underlying stock options beneficially owned that are currently exercisable; and 17,405 shares of Restricted Class A common stock for which the person has the power to vote.

(15)

For Mr. Vander Ploeg, includes: 4,000 shares of Class A common stock underlying stock options beneficially owned that are currently exercisable; and 21,687 shares of Restricted Class A common stock for which the person has the power to vote.

(16)	For Mr. Brown, includes 21,687 shares of Restricted Class A common stock for which the person has the power to vote.
(17)	For Mr. Riley, includes 11,227 shares of Restricted Class A common stock for which the person has the power to vote.
(18)	For Mr. Cárdenas, includes 11,275 shares of Restricted Class A common stock for which the person has the power to vote.
(19)

Consists of 10,595,659 Class B shares owned by M Capital Group Investors, LLC (a Delaware limited liability company) over which Mr. and Mrs. Moyes have sole voting and dispositive power. These shares are also included in the beneficial ownership of Mr. Moyes.

(20)

Consists of 26,213,049 shares of Class B common stock owned by M Capital Group II over which Mr. and Mrs. Moyes have sole voting and dispositive power. 25,994,016 of these shares are collateralized in favor of Citibank to secure M Capital II’s obligations under the VPF Contract referenced in footnote 7. These shares are also included in the beneficial ownership of Mr. Moyes.

(21)

Consists of (a) 8,354,978 shares of Class B common stock owned by Cactus I over which Mr. and Mrs. Moyes have sole voting and dispositive power and (b) 1,951,006 shares of Class A common stock owned by Cactus I over which Mr. and Mrs. Moyes have sole voting and dispositive power. All of these Class B and Class A shares are pledged in favor of an affiliate of Citibank to secure Cactus I’s obligations under the Cactus VPF.  These shares are also included in the beneficial ownership of Mr. Moyes.

(22)

Consists of (a) 2,378,252 shares of Class B common stock, of which 2,243,252 shares are pledged by Cactus II for loans to Cactus II; and (b) 8,650,471 shares of Class A common stock, off which 1,886,860 shares are pledged by Cactus II for loans to Cactus II and 6,761,400 shares Cactus II has the right to acquire within 60 days of March 31, 2017, pursuant to a sale and repurchase agreement.  With the exception of the shares subject to the sale and repurchase agreement, all shares are owned by Cactus II and Mr. and Mrs. Moyes have sole voting and dispositive power over such shares. These shares are also included in the beneficial ownership of Mr. Moyes.

(23)

Wellington Management Group LLP Schedule 13G/A filed on February 9, 2017, reports beneficial ownership of shared voting power over 6,017,236 shares of Class A common stock, shared dispositive power over 8,726,667 shares of Class A common stock, and an aggregate amount of Class A common stock beneficially owned of 8,726,667.

(24)

Black Rock, Inc. Schedule 13G/A filed on January 26, 2017 reports beneficial ownership of sole voting power over 4,608,861 shares of Class A common stock and sole dispositive power over 4,791,093 shares of Class A common stock and an aggregate amount of Class A common stock beneficiary owned of 4,791,093.

(25)

The Vanguard group Schedule 13G/A filed on February 9, 2017 reports: beneficial ownership of: sole voting power over 151,641 shares of Class A common stock; shared voting power over 9,527 shares of Class A common stock; sole dispositive power over 6,875,432 shares of Class A common stock; shared dispositive power over 156,626 of Class A common stock; and an aggregate amount of Class A common stock beneficially owned of 7,032,058.

(26)

The FMR LLC Form 13G/A filed on February 14, 2017, reports beneficial ownership of sole voting power over: 452,949 shares of Class A common stock; sole dispositive power over 9,487,038 shares; and an aggregate amount of Class A common stock beneficially owned of 9,487,038 shares.

PROPOSAL NO. 2:

ADVISORY VOTE ON THE COMPENSATION OF SWIFT’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, (“Dodd-Frank Act”) enables our stockholders to vote approval, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. Accordingly, we are providing a vote on the resolution set forth below as required by the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934.

As discussed in our CD&A, the principal objectives of our executive compensation program is to attract, retain and motivate talented executives by rewarding strong business results and performance. This is done through the alignment of the executive’s interests with stockholder interests. The objectives are based on the certain core principles that we explain in greater detail in the CD&A section of this proxy statement.

At the Company’s 2016 Annual Meeting of Stockholders more than 99% of the votes cast (excluding abstentions and broker non-votes) were in favor of the non-binding proposal on executive compensation. The Compensation Committee considered this a favorable outcome from stockholders and believes it reflects an endorsement of our compensation policies and philosophy. At the upcoming 2017 Annual Meeting of Stockholders, we will again hold an advisory vote to approve executive compensation. The Compensation Committee will continue to consider the results from this year’s, as well as in the future, vote on executive compensation.

We believe that the Company’s executive compensation program has been effective in incentivizing the achievement of our past results. We are asking our stockholders to indicate their support for our named executive officers compensation as described in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives you as a stockholder the opportunity to express your views regarding our fiscal year 2016 executive compensation policies and practices for named executive officers. The vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of Swift Transportation Company approve, on an advisory basis, the compensation paid to the named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, compensation tables and related narrative discussion in the Company’s proxy statement for the 2017 Annual Meeting of Stockholders.

Although this is an advisory vote that will not be binding on the Compensation Committee, or the Board, the Committee will carefully review the results of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE

FOR

PROPOSAL TWO

PROPOSAL NO. 3:

FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF SWIFT’S NAMED EXECUTIVE OFFICERS

In addition to the nonbinding advisory vote on the compensation of Swift’s named executive officers, the Dodd-Frank Act also enables our stockholders to express their preference for having future “say on pay” votes every one, two or three years.  This nonbinding “frequency” vote is required at least once every six years.  We held our last frequency vote at our 2011 Annual Meeting.  It is the Company’s belief, and the Board’s recommendation, that this vote should occur every year.

The Company’s executive compensation practices need to remain flexible and reflect the state of the Company and the industry.  The Board believes that providing the Company’s stockholders with an advisory vote on executive compensation every year is consistent with the Compensation Committee’s approach to regularly evaluate executive compensation policies and procedures.

For the above reasons, the Board recommends that the stockholders vote to hold future advisory votes on executive compensation every year.  Each stockholder’s vote, however, is not to approve or disapprove the Board’s recommendation. When voting on this Proposal Three, each stockholder has four choices: (i) vote on executive pay every year; (ii) vote on executive pay every two years; (iii) vote on executive pay every three years; or (iv) abstain from voting.  As an advisory vote, the vote on Proposal Three is not binding upon the Board or the Company. However, the Compensation Committee and the Board will consider the outcome of the vote when determining the frequency of future stockholder advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE

FOR ONE YEAR

FOR PROPOSAL THREE

PROPOSAL NO. 4:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

KPMG audited Swift’s annual financial statements for the fiscal year ended December 31, 2016. The Audit Committee has appointed KPMG to be Swift’s independent registered public accounting firm for the fiscal year ending December 31, 2017. The stockholders are asked to ratify this appointment at the Annual Meeting. Representatives of KPMG will be present at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they so desire.

Policies Regarding Independent Auditor

The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm. The Audit Committee pre-approves all audit services and non- audit services to be provided to Swift by its independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must report, for informational purposes only, the pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee may pre-approve for up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services. The Audit Committee must be informed about each such service that is actually provided, with reasonable detail, so that it may approve any expenses. In cases where a service is not covered by one of those approvals, the service must be specifically preapproved by the Audit Committee or a delegated member thereof.

Each audit, or non-audit, service that is approved by the Audit Committee will be reflected in a written engagement letter specifying the services to be performed and the cost of such services. This approval will be signed by either a member of the Audit Committee or by an officer of Swift authorized by the Audit Committee to sign on behalf of Swift.

The Audit Committee will not approve any prohibited, non-audit service or any non-audit service that individually, or in the aggregate, may impair the independence of the independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required For Ratification

The Audit Committee is responsible for selecting Swift’s independent registered public accounting firm. Accordingly, stockholder approval is not required to appoint KPMG as Swift’s independent registered public accounting firm for fiscal year 2017. However, the Board believes that submitting the appointment of KPMG to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE

FOR

PROPOSAL FOUR

AUDIT COMMITTEE REPORT

The Audit Committee, which was established in accordance with section 3(a)(58)(A) of the Exchange Act, is composed of: Richard H. Dozer (Chairman); David N. Vander Ploeg; Glenn F. Brown and José A. Cárdenas. The Board has determined that all members of the Audit Committee satisfy the independence listing standards of the NYSE and the SEC, as well as possess the requisite literacy in financial matters, to sit as a member of the Audit Committee. The Board has also made the determination that Messrs. Dozer and Vander Ploeg each has the attributes of an audit committee financial expert as defined by SEC requirements. Information about Messrs. Dozer and Vander Ploeg’s past business and educational experience is included in his respective biography in this proxy statement under the caption Proposal No. 1: Election of Directors.

The Audit Committee assists the Board in its oversight of Swift’s financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter available at www.swifttrans.com.

Management has the primary responsibility for the financial statements and the financial reporting process including internal control over financial reporting. Swift’s independent registered public accounting firm is responsible for performing an audit of Swift’s consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with United States generally accepted accounting principles. The independent registered public accounting firm also is responsible for performing an audit of, and expressing an opinion on, the effectiveness of Swift’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements for the fiscal year ended December 31, 2016, including a discussion of, among other things:

•	the acceptability and quality of the accounting principles;
•	the reasonableness of significant accounting judgments and critical accounting policies and estimates;
•	the clarity of disclosures in the financial statements; and
•	the adequacy and effectiveness of Swift’s financial reporting procedures, disclosure controls and procedures and internal control over financial reporting.

The Audit Committee discussed with the independent registered public accounting firm: (i) the audited consolidated financial statements for the fiscal year ended December 31, 2016; (ii) the firm’s judgments as to the acceptability and quality of Swift’s accounting principles; and (iii) other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including those matters required to be discussed by Accounting Standards No. 1301.

In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm the firm’s independence.

The Audit Committee discussed with Swift’s internal audit department and the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss: the results of their examinations; their evaluations of Swift’s internal controls; and the overall quality of Swift’s financial reporting.

In reliance on the reviews and discussions referred to above, and the receipt of an unqualified opinion from KPMG dated February 17, 2017, with respect to the consolidated financial statements of Swift as of and for the fiscal year ended December 31, 2016, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Swift’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The Audit Committee regularly reviews with the General Counsel, and internal audit, any complaints received pursuant to the Company’s Whistleblower Policy (the “Policy”) and is responsible for: (i) overseeing compliance with the Policy; and (ii) reviewing any investigations that were conducted with respect to the policy.

This report is submitted by the Audit Committee.

Richard H. Dozer — Chairman

David N. Vander Ploeg

Glenn F. Brown

José A. Cárdenas

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.

AUDIT AND NON AUDIT FEES

AUDIT FEES

The aggregate fees billed to Swift by KPMG for 2016 and 2015 for professional services rendered for the audit of Swift’s annual financial statements for fiscal years 2016 and 2015 and the reviews of the financial statements included in Swift’s quarterly reports were $1,779,000 and $1,774,291 respectively.

AUDIT RELATED FEES

There were no audit related fees.

TAX FEES

The aggregate fees billed to Swift by KPMG in 2016 and 2015 for professional services rendered for tax compliance, tax advice and tax planning were $119,495 and $91,884 respectively.

ALL OTHER FEES

Swift was not billed by KPMG in 2016 and 2015 for any products and services provided other than the services reported in the preceding two paragraphs.

PRE-APPROVAL POLICY FOR AUDIT AND NON AUDIT FEES

All audit and non-audit services performed by our independent auditors are pre-approved by the Audit Committee. The respective approving parties concluded that the provision of such services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must report, for informational purposes only, the pre-approval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL NO. 5:

STOCKHOLDER PROPOSAL REGARDING DEVELOPMENT OF A RECAPITALIZATION PLAN

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, which represents that it owns 325 shares of the Company’s common stock, has notified the Company that the following resolution is to be presented at the Annual Meeting:

RESOLVED , that stockholders of Swift Transportation Company (the “Company” or “Swift”), request that the Board of Directors (“Board”) retain an investment banker to develop a plan for recapitalization to result in one vote per share for all outstanding common stock.

SUPPORTING STATEMENT:

According to Swift’s 2016 proxy, the Company had 135.9 million shares of common stock outstanding. Holders of the 84.9 million shares of Class A common stock, 62% of Swift’s equity base, have one vote per share, while holders of the 51.0 million shares of non-trading Class B common stock, have two votes per share.  Jerry Moyes, who in September 2016 announced he would retire as CEO at the end of 2016, and certain associates (“Moyes and Associates”), own a minority stake in Swift — (44.6% of total common stock, including all Class B shares) — yet enjoy majority control with 59.7% voting power.

Swift’s February 2016 Annual Report (Form 10-K) acknowledged that the dual-class structure “may adversely affect the trading price for our Class A common stock” and that Moyes and Associates “can exert significant influence over our management and affairs and matters requiring stockholder approval ….”

The 10-K also warns of potential conflicts of interest and possible adverse effect on the stock from Moyes borrowing against portions of his holdings.  Swift’s 2016 proxy disclosed Moyes and Associates pledged approximately 9.3 million shares, or 15%, of their total holdings for margin loans as of March 2016.  In January 2016, under the headline “A Board Struggles with its CEO’s Borrowing,” The Wall Street Journal reported the Board had to step in three times in late 2015 to give Moyes time to deal with his margin loans after a slump in Swift’s stock price forced Moyes to pledge stock exceeding the limits under Swift’s “Stock Trading Policy.”

Besides stock pledged on margin, the 2016 proxy discloses that 29.2 million Class B shares collateralized Moyes and Associates’ other obligations.  Together with the 9.3 million shares pledged for margin loans, Moyes and Associates have pledged 63% of their total holdings, which amounts to 28% of the outstanding shares.  Because Swift’s trading policy only limits shares pledged for margin loans, it does not adequately protect public shareholders from risks posed by this overall pledging.  The material risk and potential conflicts of interest caused the country’s largest proxy advisor, ISS, to recommend that stockholders vote against members of Swift’s Audit  Committee for the past four years.  Last year, ISS recommended against the entire Board and a vote in favor of this resolution, which received 90% support from all publicly traded Class A shares.

The current dual-class stock structure makes it difficult for the Board to uphold the interests of all stockholders.  Moyes’ decision to step down as CEO does not reduce the risks from his outsize influence over the company or the level of his pledging.

THE BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The Board believes that retaining the dual class capital structure is in the best interest of the Company and its stockholders and unanimously recommends that stockholders vote AGAINST this proposal for the following reasons:

The Company’s current capital structure, with both Class A common stock and Class B common stock outstanding, has been in place since the Company’s initial public offering in 2010. Accordingly, each stockholder purchasing shares of the Company’s Class A common stock has had notice of this capital structure and we believe many stockholders are attracted to the stock because of the long-term stability the Class B stockholders provide to the Company. We note that some of the most successful IPOs in recent years (e.g. , Zynga, Groupon, LinkedIn, Snap) have a multiple class voting structure because it is generally recognized that founding stockholders bring a unique long-term perspective to company performance.

In addition, the Board believes that the dual class capital structure promotes stability and continuity in the leadership and management of the Company.  This allows the Company to focus on long-term objectives. In the face of difficult challenges, management of companies with a single class of stock can become singularly focused on maximizing short-term value and performance at the expense of long-range planning in an effort to justify its business plans. The Board believes that the dual class capital structure reduces the risk of disruption in the continuity of the Company’s current operational policies and strategy by allowing management to pursue strategies that it believes will enhance the long-term profitability of the Company. Mr. Moyes’ involvement with the Company has greatly benefited all stockholders and the long history of the Moyes family’s involvement in the Company has been one of its greatest strengths.

The Board also believes that the dual class capital structure enhances the Company’s ability to attract and retain highly qualified key employees. The Company’s ability to issue Class A common stock-based equity awards increases its flexibility in structuring compensation plans so that management and key employees can participate in the growth of the Company.

Finally, the Company has a well-developed governance structure that demonstrates the Board’s commitment to fostering independence, avoiding conflicts of interest and providing for strong and independent oversight of the Company’s business. Even though the Company qualifies as a “controlled company” within the meaning of the corporate governance listing standards of the NYSE, consistent with the Company’s goal to implement strong corporate governance standards, the Company does not elect to be treated as a “controlled company” under the rules of the NYSE. Accordingly, all but two of our directors are fully independent under the NYSE standards and only independent directors serve on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. All directors are elected annually by a required majority of votes cast in uncontested director elections and are required to act in the best interests of all stockholders, in accordance with their fiduciary duties under Delaware law. In addition, the Board requires the separation of the offices of the Chairman of the Board and the CEO and, so long as the CEO is a permitted holder or an affiliated person (as defined in our certificate of incorporation), the Chairman of the Board also must be an independent director. The Company also has in place a written policy regarding the review and approval of all transactions between the Company and any of our executive officers, directors and their affiliates, which policy may only be amended by an affirmative vote of a majority of our independent directors, including the affirmative vote of the independent Chairman of the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE

AGAINST

THE STOCKHOLDER PROPOSAL REGARDING DEVELOPMENT OF A

RECAPITALIZATION PLAN

PROPOSAL NO. 6:

STOCKHOLDER PROPOSAL TO ADOPT SHAREHOLDER PROXY ACCESS

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who represents that he owns 300 shares of the Company’s common stock, has notified the Company that the following resolution is to be presented at the Annual Meeting:

RESOLVED: Shareholders ask the Board of Directors to provide proxy access for shareholder nominees for election to the Board, with the following essential elements:

1.Nominating shareholder or shareholder groups (“Nominators”) must beneficially own 3% or more of the Company’s outstanding common stock (“Required Stock”) continuously for at least three years and pledge to hold such stock through the annual meeting.

2.Nominators may submit a statement not exceeding 500 words in support of each nominee to be included in the Company proxy materials.

3.The number of shareholder-nominated candidates eligible to appear in Company proxy materials shall be one-quarter of the directors then serving or two, whichever is greater.

4.No limitation shall be placed on the number of shareholders who can aggregate their shares to achieve the challenging 3% of required stock for a continuous 3-years.

5.No limitation shall be placed on the re-nomination of shareholder nominees by Nominators based on the percentage of votes received in any election.

6.The Company shall not require that Nominators pledge to hold stock after the meeting if their nominees fail to win election.

7.Loaned securities shall be counted as belonging to any nominating shareholder who represents it has the legal right to recall those securities for voting purposes and will hold those securities through the date of the meeting.

Proxy access is a fundamental shareholder right that will make directors more accountable and enhance shareholder value.  A 2014 Chartered Financial Analyst Institute study concluded that proxy access would “benefit both the markets and the corporate boardrooms, with little cost or disruption” and could raise overall US market capitalization by up to $140 billion is adopted market wide.

(http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1).

Shareholder proposals calling for proxy access have recently received overwhelming shareholder support, gaining a majority at 123 companies out of 198 facing such a proposal since 2015.  Kaye Scholar partner Nicholas O’Keefe recently observed, “Companies are going to lose trying to fight proxy access” Of the 72 similar proposals presented by the New York Comptroller in 2016, the vast majority were withdrawn when companies agreed to adopt a similar version of proxy access.

In addition to public pension fund support, at an SEC investor Advisory Committee meeting a representative from BlackRock, the largest asset manager in the world, stated the firm supports proxy access as a fundamental right, generally on terms consistent with the proposed 2011 SEC rule.  TIAA-CREF sent a letter to its 100 largest holdings requesting that they adopt proxy access bylaws consistent with the 3% ownership threshold included in the 2011 SEC rule.

Please vote to enhance shareholder value: Shareholder Proxy Access—Proposal 6

THE BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The Board believes adopting proxy access is not in the best interest of the Company and its stockholders and unanimously recommends that stockholders vote AGAINST this proposal for the following reasons:

While the Board recognizes proxy access is a topic of growing interest to investors, the Board believes this proposal advances a solution for a problem that does not exist at the Company and in any event fails to include market-based safeguards to prevent abuse.

The proponent of this proxy access proposal did not set forth in his proposal any perceived Company-specific governance shortcoming.

The Nominating and Corporate Governance Committee has a policy that it will consider recommendations for directors proposed by stockholders.  The Nominating and Corporate Governance Committee believes it is bests able to more thoroughly evaluate potential Board nominees through its established processes than would be the case with respect to a proxy access nominee.

Pursuant to its charter and the rules of the New York Stock Exchange, the Nominating and Corporate Governance Committee is responsible for identifying, screening, and recommending qualified candidates to the Board for Board membership.  As part of this process, the Nominating and Corporate Governance Committee identifies, evaluates and recruits qualified director candidates and recommends them to the Board.  The Nominating and Corporate Governance Committee considers potential candidates for director, who may come to the attention of the Nominating and Corporate Governance Committee through current directors, management, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee considers and evaluates a director candidate recommended by a stockholder in the same manner as a nominee recommended by a Board member, management, search firm or other sources. If the Nominating and Corporate Governance Committee determines that an additional or replacement director is necessary or advisable, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a potential director candidate.  This would include interviewing the candidate, engaging an outside firm to gather additional information about the candidate and making inquiries of persons with knowledge of the candidate’s qualifications and character. In its evaluation of potential director candidates, including the members of the Board eligible for re-election, the Nominating and Corporate Governance Committee considers the current size, composition and needs of the Board and each of its committees. This proxy access proposal does not require a proxy access nominee to be subject to the critical evaluation performed by the Nominating and Corporate Governance Committee.

Although this proposal provides for a 3% ownership threshold before a stockholder may submit a director nomination, it would enable an unlimited number of Shareholders to form a group to satisfy this threshold, which the Board believes is not typical for companies that have adopted proxy access bylaws.  As a result, large groups of stockholders with very low individual ownership stakes in the Company (and, unlike the Board of Directors, no fiduciary duties to the Company or the Company’s other stockholders) could seek to change the Board composition and priorities to promote a narrowly-focused or short-term agenda that may not be in the best interests of the Company and its stockholders as a whole.

The proposal also does not include other market-based safeguards, including, among others: (i) a requirement that compensation arrangements between the nominating stockholder/group and the stockholder nominee be disclosed, (ii) the inclusion of a provision barring stockholder nominees from re-nomination for two years if they do not receive at least 25 percent of the votes cast, and (iii) a requirement that the nominating stockholder/group or its representative be present at the annual meeting.  Furthermore, the Board believes most companies that have adopted proxy access bylaws have limited the number of board seats available to proxy access nominees to 20% of the current Board seats.  This proposal sets limit on number of board seats available to proxy access nominees at one quarter of the directors then serving or two, whichever is greater.  The Company’s Board of Directors is currently comprised of six members and thus under this proposal up to 33.3% of the board could be comprised of proxy access nominees, which is a level far in excess of what the Board of Directors believes to be customary.

The Board intends to continue to monitor developments in the area of proxy access and to listen to stockholders, but believes it is not in the best interest of the Company and its stockholders to adopt this particular proxy access proposal.  The Board believes the Company and its stockholders are best served by a deliberate approach on this issue, informed by further stockholder engagement and consideration of best practices as they emerge.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE

AGAINST

THE STOCKHOLDER PROPOSAL TO ADOPT PROXY ACCESS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers, directors and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms furnished to us, or representations that no forms were required, we believe that during 2016 and through the date of this filing all of our officers, directors and greater than ten percent beneficial owners complied with all filing requirements of Section 16(a) of the Exchange Act

OTHER MATTERS

We are not aware of any other matters to be conducted at the meeting. The Company’s bylaws require stockholders to give advance notice of any proposal intended to be presented at the Annual Meeting, including the nomination of directors. The deadline for this notice has passed and we did not receive any such notices. If any other matter properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

ADDITIONAL INFORMATION

Upon request, the Company will provide by first class mail, to each stockholder of record on the record date, without charge, a copy of this proxy statement, the proxy card, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the required financial statements and financial statement schedules. Written requests for this information should be directed to: Corporate Secretary, Swift Transportation Company, 2200 South 75th Avenue, Phoenix, Arizona 85043.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2018 annual meeting of stockholders must be received by the Company no later than December 15, 2017 to be eligible for inclusion in the Company’s proxy statement and form of proxy for next year’s meeting. If any stockholder intends to present a proposal at the 2018 annual meeting of stockholders without inclusion of such proposal in our proxy materials, including director nominations, we must receive notice of such proposal no earlier than January 24, 2018 and no later than February 23, 2018. Any notice received prior to January 24, 2018 or after February 23, 2018 is untimely. Proposals must concern a matter that may be properly considered and acted upon at the Annual Meeting in accordance with applicable laws, regulations and the Company’s bylaws and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act and we reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements. Proposals should be addressed to Swift Transportation Company, Attention: Corporate Secretary, 2200 S. 75th Ave., Phoenix, Arizona 85043.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding future actions and benefits relating to our executive compensation programs and our intention to not elect to be treated as a controlled company under NYSE rules. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our annual report on Form 10-K (accompanying this report), and in the periodic reports that we file with the SEC on Form 10-Q and Form 8-K.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  KEEP THIS PORTION FOR YOUR RECORDS  DETACH AND RETURN THIS PORTION ONLY  THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  Date  Signature (Joint Owners)  Date  Signature [PLEASE SIGN WITHIN BOX]   VOTE BY INTERNET - www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery  of information up until 11:59 p.m. (MST) on May 23, 2017. Have your proxy  card in hand when you access the web site and follow the instructions to obtain  your records and to create an electronic voting instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy  materials, you can consent to receiving all future proxy statements, proxy  cards and annual reports electronically via e-mail or the Internet. To sign up  for electronic delivery, please follow the instructions above to vote using the  Internet and, when prompted, indicate that you agree to receive or access proxy  materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until  11:59 p.m. (MST) on May 23, 2017. Have your proxy card in hand when you  call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid  envelope we have provided or return it to Vote Processing, c/o Broadridge,  51 Mercedes Way, Edgewood, NY 11717.  SWIFT TRANSPORTATION COMPANY  2200 S. 75TH AVENUE  PHOENIX, ARIZONA 85043  E26619-P88299  SWIFT TRANSPORTATION COMPANY  Withhold  All  For  All   To withhold authority to vote for any individual  nominee(s), mark “For All Except” and write the  number(s) of the nominee(s) on the line below.  For All  Except  The Board of Directors Recommends a Vote FOR each of  the Directors listed below:  !  !  !  1. Election of Directors   Nominees:  04) Jerry Moyes  05) William F. Riley, III  06) David Vander Ploeg   01) Richard H. Dozer   02) Glenn Brown   03) José A. Cárdenas  The Board of Directors recommends a vote AGAINST  Proposal 5:  For   Against  Abstain  The Board of Directors recommends a vote FOR Proposal 2:  Abstain  For   Against  !  !  !  !  !  !  5. Shareholder proposal to develop a recapitalization plan.  2. Advisory vote to approve the compensation of Swift's  named executive officers.  The Board of Directors recommends a vote AGAINST  Proposal 6:  The Board of Directors recommends a vote FOR  1 Year:  Abstain  3 Years  1 Year  2 Years  !  !  !  !  !  !  !  6. Shareholder proposal to adopt proxy access.  3. To recommend, by non-binding vote, the  frequency of future advisory votes on the  compensation of Swift's named executive  officers.  For   Abstain  Against  The Board of Directors recommends a vote FOR Proposal 4:  !  !  !  4. Advisory vote to ratify the appointment of KPMG LLP as  Swift's Independent public accountants for fiscal 2017.  !  For address changes and/or comments, please check this box  and write them on the back where indicated.  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD  RECOMMENDS.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint  owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.  V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.  E26620-P88299  SWIFT TRANSPORTATION COMPANY  ANNUAL MEETING OF STOCKHOLDERS  Wednesday, May 24, 2017  9:00 a.m. Local Time  Swift Corporate Offices  2200 S. 75th Ave.  Phoenix, Arizona 85043   proxy  This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2017.  The shares of stock held in this account will be voted as specified on the reverse side.  If no choice is specified, the proxy will be voted "FOR" the election of the director nominees in Proposal 1, "FOR" Proposals 2 and 4, "1 Year" for Proposal 3, and "AGAINST" Proposals 5 and 6.  By signing the proxy, you revoke all prior proxies and appoint Virginia Henkels and Mickey R. Dragash, and each of them with full powers of  substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting  and all adjournments.  Swift Transportation Company  2200 S. 75th Ave.  Phoenix, Arizona 85043  _____________________________________________________________________________________________________________  Address Changes/Comments: _______________________________________________________________________________  ________________________________________________________________________________________________________   (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)  Continued and to be signed on reverse side  V.1.1